      As filed with the Securities and Exchange Commission on May 4, 2001
                                                      REGISTRATION NO. 333-50426

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                 PLANETCAD INC.
                 (Name of Small Business Issuer in its charter)

           DELAWARE                                      7372                                 84-1035353
(State or other jurisdiction of              (Primary Standard Industrial                  (I.R.S. Employer
incorporation or organization)                Classification Code Number)               Identification Number)

                                   ----------

                           2520 55TH STREET, SUITE 200
                             BOULDER, COLORADO 80301
                                 (303) 209-9100

        (Address and telephone number of principal executive offices and
                          Principal Place of Business)

                                  JIM BRACKING
                           2520 55TH STREET, SUITE 200
                             BOULDER, COLORADO 80301
                                 (303) 209-9100

            (Name, address and telephone number of agent for service)

                                   ----------

                                   Copies to:
                              WHITNEY HOLMES, ESQ.
                             HOGAN & HARTSON L.L.P.
                                ONE TABOR CENTER
                       1200 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202
                            TELEPHONE: (303) 899-7300
                            FACSIMILE: (303) 899-7333

                                   ----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                   ----------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  -----------------

                                   ----------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ------------------

                                   ----------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------

                                   ----------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                    ------------------

                                   ----------

                                           CALCULATION OF REGISTRATION FEE
===================================================================================================================
Title of each class of securities to be registered      Amount to be registered       Amount of registration fee(1)
-------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share                         3,655,556                        $2,050.77
===================================================================================================================

----------

(1)  Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED MAY 4, 2001

                                 PLANETCAD INC.

                        3,655,556 SHARES OF COMMON STOCK

                                   ----------

SECURITIES OFFERED........................     This Offering relates to the possible sale from time to time of certain shares of PlanetCAD common stock and shares of PlanetCAD common stock underlying warrants owned by certain of our stockholders.
                                               A list of the selling stockholders and the securities (including the securities underlying the warrants) being registered on their behalf is included in "Principal and Selling Security Holders" beginning on page 25 of this prospectus. The selling stockholders may sell the shares being registered from time to time at the prevailing market rate or in negotiated transactions. The selling stockholders may sell such shares directly to purchasers or through brokers or dealers.
                                               Brokers or dealers may receive compensation in the form of discounts, concessions or commissions for the selling stockholders. No period of time has been fixed within which the shares being registered may be offered or sold.

USE OF PROCEEDS...........................     We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. However, if one or more of the selling stockholders exercises its rights under the warrants, we could receive up to $7.8 million in gross proceeds representing the exercise price for the shares of common stock underlying the warrants.
                                               All proceeds we receive, if any, will be used for general corporate purposes. We will not pay any underwriting commissions or discounts in the offering of these shares. We will, however, pay certain expenses incurred in the offering of the shares. For their shares, the selling stockholders will receive the purchase price of the shares sold less any agents' commissions and underwriters' discounts and other related expenses. For more information, see "Plan of Distribution" beginning on page 29 of this prospectus.

MARKET FOR THE SHARES.....................     Our common stock is traded on the over-the-counter market through the
                                               American Stock Exchange under the symbol "PCD."

                                   ----------

     INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. THEREFORE, WE URGE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3 IN ITS ENTIRETY BEFORE MAKING AN INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES DISCUSSED IN THIS PROSPECTUS MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                        PROSPECTUS DATED       ___, 2001.

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----

PROSPECTUS SUMMARY................................................................................................1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.................................................................3
RISK FACTORS......................................................................................................3
USE OF PROCEEDS...................................................................................................7
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..........................................................7
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS............................8
PLANETCAD'S BUSINESS.............................................................................................13
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................17
DIRECTORS AND EXECUTIVE OFFICERS.................................................................................20
EXECUTIVE COMPENSATION...........................................................................................22
PRINCIPAL AND SELLING SECURITY HOLDERS...........................................................................25
DESCRIPTION OF SECURITIES........................................................................................28
PLAN OF DISTRIBUTION.............................................................................................29
LEGAL MATTERS....................................................................................................31
EXPERTS..........................................................................................................31
WHERE YOU CAN FIND MORE INFORMATION..............................................................................31
FINANCIAL STATEMENTS............................................................................................F-i

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information in our financial statements and notes to those statements appearing elsewhere in this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus.

PLANETCAD

     PlanetCAD Inc., formerly named Spatial Technology Inc., was incorporated in Delaware on July 7, 1986. We develop, market and support engineering and interoperability software solutions for the manufacturing supply chain. We operate predominantly in the manufacturing industry with special focus on the computer-aided design (CAD), manufacturing (CAM) and engineering (CAE) markets.

     Our principal executive offices are located at 2520 55th Street, Suite 200, Boulder, Colorado 80301, and our telephone number is (303) 209-9100. Our Web site is www.planetcad.com. Information contained in our Web site or any Web site referenced by our Web site is not part of this prospectus.

THE SELLING STOCKHOLDERS

     We have prepared this prospectus in connection with the registration of certain shares of our common stock previously issued to various investors in PlanetCAD in February 2000 and November 2000, and additional shares of common stock underlying certain warrants issued to those same investors in February 2000. For a list of these investors and their common stock and warrant holdings, see "Principal and Selling Security Holders" beginning on page 25 of this prospectus. We have an obligation to register these shares under the terms of agreements related to registration rights entered into between these selling stockholders and PlanetCAD in connection with their February 2000 and November 2000 investments.

RISK FACTORS

     See "Risk Factors" beginning on page 3 of this prospectus for a discussion of certain factors that you should consider in evaluating an investment in our common stock.

THE OFFERING

Common stock outstanding...................     12,459,480 Shares

Common stock and common stock
underlying warrants being registered
for selling stockholders....................    3,655,556 Shares

Use of proceeds.............................    We will not receive any of the proceeds from the
                                                sale of shares of common stock by the selling
                                                stockholders.  However, if one or more of the
                                                selling stockholders exercises its rights under the
                                                warrants, we could receive up to $7.8 million in
                                                gross proceeds representing the exercise price for
                                                the shares of common stock underlying the warrants.
                                                All proceeds we receive, if any, will be used for
                                                general corporate purposes.

Amex over-the-counter symbol................    "PCD"

                          SUMMARY FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected consolidated financial data. The selected consolidated financial data has been derived from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors. The component software division, sold in November 2000, has been presented as a discontinued operation in the table below and in the accompanying consolidated financial statements. The data should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:                                        Year ended December 31,
                                                              --------------------------------------
                                                                1999                         2000
                                                              --------                     ---------
                                                               (in thousands except per share data)
Revenue:
     License fees and royalties .........................     $    569                     $  1,513
     Services ...........................................          255                          587
                                                              --------                     --------
          Total revenue .................................          824                        2,100
                                                              --------                     --------
Cost of sales:
     License fees and royalties .........................           43                          818
     Services ...........................................          148                          220
                                                              --------                     --------
          Total cost of sales ...........................          191                        1,038
                                                              --------                     --------

Gross profit ............................................          633                        1,062
                                                              --------                     --------

Operating expenses:
     Sales and marketing ................................          498                        3,102
     Research and development ...........................        1,022                        6,291
     General and administrative .........................          221                        2,697
     Acquired in-process research and development .......           --                          332
                                                              --------                     --------
               Total operating expenses .................        1,741                       12,422

Interest expense, net ...................................           --                          (46)
                                                              --------                     --------

Loss from continuing operations .........................       (1,108)                     (11,406)

Discontinued operations:
     Income (loss) from discontinued operations, net
        of income tax of $246 and $28,
        respectively ....................................       (1,753)                      (4,818)
    Gain on sale of discontinued operations, net of
        income tax expense of $70 .......................           --                       17,379
                                                              --------                     --------
Net earnings (loss) .....................................     $ (2,861)                    $  1,155
                                                              ========                     ========

Earnings (loss) per common share:
        Basic and diluted earnings (loss) per
                  common share:
               Continuing operations ....................     $  (0.12)                    $  (1.00)
               Discontinued operations ..................        (0.19)                        1.10
                                                              --------                     --------
                   Net earnings (loss) ..................     $  (0.31)                    $   0.10
                                                              ========                     ========

Basic and diluted weighted average number of common
        shares outstanding ..............................        9,345                       11,439

BALANCE SHEET DATA:                                                          December 31,
                                                              -------------------------------------
                                                                1999                         2000
                                                              --------                     --------

Cash and cash equivalents ................................     $ 1,324                      $18,310
Working capital ..........................................       3,987                       14,892
Total assets .............................................       8,151                       22,697
Long-term debt and capital lease obligation ..............          --                           --
Total stockholders' equity ...............................       5,878                       17,331

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The registration statement of which this prospectus is a part and the documents incorporated herein by reference contain forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933) that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates, and projections about our industry, management beliefs, and certain assumptions made by our management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include, but are not limited to, those set forth herein under "Risk Factors" on pages 3 through
7. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. However, you should carefully review the risk factors set forth in other reports and documents that we file from time to time with the Securities and Exchange Commission, particularly our Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K.

                                  RISK FACTORS

     In addition to other information contained in this prospectus, and in the documents incorporated by reference herein, the following risk factors should be considered carefully in evaluating PlanetCAD and our business because such factors currently have a significant impact, or may have a significant impact, on the future of our business, operating results or financial condition, and the market for our common stock.

     WE ARE IMPLEMENTING A NEW AND UNPROVEN BUSINESS MODEL

     Our business model is new and unproven and may never be successful. The success of the business plan depends on a number of factors. These factors include:

     o competition from other 3D software developers, some of which are significantly larger or have significantly greater financial and marketing resources than us;

     o our ability to differentiate our product offerings from those of our competitors;

     o acceptance by customers of 3D modeling products as a replacement or supplement to the traditional use of custom developed or licensed software; and

     o our ability to implement new and additional services useful to the engineering software market.

     We will need to develop new products and enhance existing products, services and software that stimulate and satisfy customer demand. If we fail to achieve these objectives, our business may not be viable. End-users may fail to adopt 3D modeling application services for a number of reasons, including:

     o lack of awareness of 3D modeling quality and other manufacturing industry-related applications and services;

     o limited access to 3D modeling, quality and other manufacturing industry-related applications and services;

     o the look and feel of 3D modeling, quality and other manufacturing industry-related applications and services; or

     o actual or perceived limitations in selection and availability of 3D modeling, quality and other manufacturing industry-related applications and services.

     WE HAVE A LIMITED OPERATING HISTORY

     The operations of our PlanetCAD division began in June 1999, and we launched our first application service in November of that year. In November 2000 we sold our component software division, the division around which we were founded, to Spatial Corp., a wholly owned subsidiary of Dassault Systems Corp. The limited history of our PlanetCAD division operations makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies attempting to use technology to change long-established businesses and consumer behavior. These risks and uncertainties are discussed throughout this section. If we fail to address these risks and uncertainties, we may be unable to grow our business, increase our revenue or become profitable.

     WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE

     As of December 31, 2000, we had an accumulated deficit of $18.8 million. On a stand-alone basis, our PlanetCAD division experienced operating losses in each quarterly period since its inception. We expect to continue to incur net losses for the foreseeable future because our expected operating expenses associated with capital expenditures and marketing will increase significantly during the next several years as we attempt to grow our business. With increased expenses, we will need to generate significant additional revenue to achieve profitability. As a result, we may never become profitable. Even if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

     COMPETITION IN OUR INDUSTRY IS INTENSE

     The markets for our products and services are highly competitive, rapidly changing and subject to constant technological innovation. Participants in these markets face constant pressure to accelerate the release of new products, enhance existing products, introduce new product features and reduce prices. Many of our competitors or potential competitors have significantly greater financial, managerial, technical and marketing resources than we do. Actions by competitors that could materially adversely affect our business, financial condition and results of operations include:

     o    a reduction in prices for their products or services;

     o    increased promotion;

     o accelerated introduction of, or the announcement of, new or enhanced products, services or features;

     o acquisitions of software applications or technologies from third parties; or

     o    product or service giveaways or bundling.

     In addition, our present and future competitors may be able to develop comparable or superior products or respond more quickly to new technologies or evolving standards. Accordingly, we may be unable to consistently compete effectively in our markets, competition might intensify or future competition may develop, all of which could materially adversely affect our business, financial condition, results of operations or market for our common stock.

     OUR PRODUCTS MAY CONTAIN UNDETECTED ERRORS

     Our business depends on complex computer software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current products and services or enhancements until after they are deployed. In the past, we have discovered software errors in some new products and enhancements after their introduction. We may find errors in current or future new products or releases after commencement of commercial use. If we market products and services that contain errors or that do not function properly, we may experience negative publicity, loss of or delay in market acceptance, or claims against us by customers, any of which could harm our current and future sales, or result in expenses and liabilities that could reduce our operating results and adversely affect our financial condition and market for our common stock.

     WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL ON FAVORABLE TERMS OR AT ALL

     In addition to the proceeds of the recent sale of our component software division to Dassault's subsidiary and the recent investment by Dassault in us, we may need to raise additional capital to fund operating losses, develop and enhance our services and products, fund expansion, respond to competitive pressures or acquire complementary products, businesses or technologies. We may not be able to raise additional financing on favorable terms, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and the securities issued may have rights, preferences or privileges senior to those of our common stock. If we cannot raise adequate funds on acceptable terms, our ability to fund growth, take advantage of business opportunities, develop or enhance services or products or otherwise respond to competitive pressures will be significantly limited. In that event, our business could be harmed, our operating results and financial condition could be adversely affected and the market price for our common stock could decline.

     WE DEPEND ON SWIFT AND TIMELY INTRODUCTIONS OF NEW PRODUCTS

     We compete in an industry continuously faced with evolving standards and rapid technological developments. New products are introduced frequently and customer requirements change with technology developments. Our success will depend upon our ability to anticipate evolving standards, technological developments and customer requirements and accordingly to enhance our existing products. We have experienced delays in the development of certain new products and product versions. Additionally, we use third party development partners to facilitate the development of product enhancements and extensions. Delays in product development may adversely affect our business, financial condition and operating results. Negative reviews of new products or product versions could also materially adversely affect market acceptance.

     WE ARE DEPENDENT UPON KEY PERSONNEL AND THE ABILITY TO HIRE ADDITIONAL PERSONNEL

     Our executive officers and key employees are vital assets. We depend on the ability to attract, retain and motivate high quality personnel, especially management, skilled development personnel and sales personnel. Competition for skilled development personnel with specialized experience and training relevant to 3D modeling is intense. There are a limited number of experienced people in the United States with the skills and training we require.

     The loss of any of our key employees could materially adversely affect our business, financial condition or operating results. Our failure to recruit executive officers or key sales, management or development personnel would similarly harm our growth and competitiveness.

     WE MAY NOT BE ABLE TO EFFECTIVELY EXPAND OUR OPERATIONS

     Our future success will depend, in part, upon our ability to:

     o    continue to enhance our suite of products;

     o    respond to competitive developments;

     o    expand our sales and marketing efforts; and

     o attract, train, motivate and retain qualified management, software development and engineering personnel.

     Although we believe our systems and controls are adequate for our current level of operations, we may need to add personnel and expand and upgrade our systems and controls to meet these challenges. Failure to do so could have a material adverse effect upon our business, financial condition and results of operations.

     In the future, we may acquire complementary companies, products or technologies. Managing acquired businesses entails numerous operational and financial risks. These risks include difficulty in assimilating acquired operations, diversion of management's attention and the potential loss of key employees or customers of acquired operations. We may not be able to effectively integrate any such acquisitions, and our failure to do so could result in lost revenues or materially reduce our operating results.

     WE MAY BE EXPOSED TO RISKS OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS INFRINGEMENT

     Our proprietary technologies are critical to our success and ability to compete. We rely on trade secret and copyright laws to protect our proprietary technologies, but our efforts may be inadequate to protect these proprietary rights or to prevent others from claiming violations of their proprietary rights. We have no patents with respect to the technology we use. Further, effective trade secret and copyright protection may not be available in all foreign countries.

     We generally enter into confidentiality or license agreements with employees and consultants. Additionally, we seek to control access to and distribution of our proprietary software, documentation and other information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Monitoring and restricting unauthorized use of our proprietary information is difficult.

     The unauthorized misappropriation of our technology could have a material adverse effect on our business, financial condition, results of operations and market for our common stock. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

     We may also be subject to claims alleging that we have infringed third party proprietary rights. Litigating such claims, whether meritorious or not, is costly and could materially adversely affect our results of operations. These claims might require us to enter into royalty or license agreements with terms unfavorable to us. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products or redesign or discontinue such products, any of which could materially reduce our sales and results of operations and cause a decline in the market price for our common stock.

     SALES OF OUR COMMON STOCK UNDER THIS PROSPECTUS MAY DEPRESS OUR STOCK PRICE

     We are filing the registration statement of which this prospectus is a part for the benefit of certain of our stockholders as required by agreements related to registration rights we entered into with such stockholders in February and November 2000 in connection with their investment in our company. After this registration statement is declared effective, the holders of the shares covered by this registration statement will be able to sell such shares in the public market without restriction. Sales of a substantial number of shares of our common stock in the public market may reduce the market price of our common stock. The average daily trading volume of our common stock has been very low. Any sustained sales of shares by our existing or future stockholders or any increase in the average volume of shares traded in the public market may adversely affect the market price of our common stock.

     OUR STOCK PRICE IS HIGHLY VOLATILE

     The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price may include:

     o    fluctuations in our sales or operating results;

     o announcements of technological innovations or new software standards by us or competitors;

     o    published reports of securities analysts;

     o    developments in patent or other proprietary rights;

     o    changes in our relationships with development partners; and

     o general market conditions, especially regarding the general performance of comparable technology stocks.

     Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

     WE FACE DIFFICULTIES DOING BUSINESS IN INTERNATIONAL MARKETS

     Our ability to sell our products and services in international markets will depend in part on risks inherent in doing business on an international level. Factors that may affect our international expansion efforts include:

     o our inability to obtain or resolve uncertainties concerning territorial rights to software;

     o copyright laws that are not uniform, or uniformly enforced, in all countries;

     o    export restrictions;

     o    export controls relating to encryption technology;

     o    longer payment cycles;

     o    problems in collecting accounts receivable;

     o    political and economic instability; and

     o    potentially adverse tax consequences.

     We have no control over many of these factors and the occurrence of any of them could harm our international business efforts.

                                 USE OF PROCEEDS

     The purpose of this offering is to register the shares of common stock owned and issuable upon exercise of the warrants by the selling stockholders listed in this prospectus as required by the agreements regarding registration rights we entered into with certain investors in February and November 2000. The selling stockholders may sell the shares of common stock described in this prospectus from time to time, and we will not receive any of the proceeds from the sales. However, if one or more of the selling stockholders exercises its rights under the warrants, we could receive up to $7.8 million in gross proceeds representing the exercise price for the shares of common stock underlying the warrants. All proceeds we receive, if any, will be used for general corporate purposes, including, but not limited to, sales and marketing, research and development, capital expenditures and working capital. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses or to make strategic investments. Pending the use of any proceeds in this manner, any net proceeds will be invested principally in short-term, interest-bearing, investment-grade securities.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is listed on the over-the-counter market through the American Stock Exchange under the symbol "PCD." The following table indicates the high and low sale prices per share reported by the American Stock exchange for the periods indicated. These prices do not include retail markups, markdowns or commissions.

                                1999                        2000                        2001
                        --------------------        --------------------        ---------------------
                        HIGH            LOW          HIGH          LOW           HIGH           LOW
                        -----          -----        ------        ------        -------       -------

First Quarter           $4.31          $2.69        $11.13        $ 4.06        $  1.38       $  0.30
Second Quarter          $4.88          $2.56        $ 7.75        $ 3.19        $  0.75(1)    $  0.40(1)
Third Quarter           $4.94          $3.25        $ 4.25        $ 2.00
Fourth Quarter          $5.88          $2.88        $ 2.94        $ 0.63

----------

(1)  Through April 19, 2001

     As of April 12, 2001, there were approximately 118 holders of record of PlanetCAD common stock.

     PlanetCAD has never declared or paid dividends on the common stock. We currently intend to retain any further earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

OVERVIEW

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section under the caption "Risk Factors" starting on page 3 of this prospectus.

     Historically, our core business has been to provide 3D modeling software; however, in 1999 we supplemented our core business when we launched our PlanetCAD division operations, which provides interoperability solutions and services.

     In July 2000, we acquired certain assets and liabilities of Prescient Technologies, Inc. and with it over 100 major manufacturing customers in the automotive, aerospace, electronics and other discrete manufacturing markets worldwide. Prescient's product line, PrescientQA(TM), is an integrated suite of engineering quality tools that allows users, managers and key executives to quantitatively assess and improve the quality of their product models.

     In November 2000, we sold our component software division to a subsidiary of Dassault in a cash transaction for approximately $25 million, subject to certain adjustments contemplated by the purchase agreement, and amended our certificate of incorporation to change our name from "Spatial Technology Inc." to "PlanetCAD Inc." The sale of our component software division enabled us to focus our efforts entirely on our PlanetCAD division with the goal of addressing problems that affect data quality and interoperability in manufacturing. In the first quarter of 2001, we made a strategic decision, for a period of time, to use our Internet-based services as marketing tools to create name recognition in our market niche and to promote our enterprise solutions, rather than to generate revenues directly from our Internet services. Because we had recently sold our component software division, which had been our most widely recognized division, we placed more emphasis on increasing our presence in our targeted market. This strategy allowed us to concentrate on our enterprise solutions. Our enterprise solutions are software products that are installed within a corporate firewall to help manage transactions and interactive business processes by speeding engineering data flows between design and manufacturing engineers and their suppliers.

     We have three sources of revenue: license fees, royalties, and services, which include maintenance, training and consulting. License fees consist of fees paid by customers to license our products for use in our customers' product development efforts. Revenue from license fees is recognized upon completion of a signed contract and shipment of product assuming all other criteria for revenue recognition are met. Some licensees also pay royalties based on a percentage of net revenue they receive from applications incorporating our software. Royalty revenue is generally recognized upon receipt of payment. Maintenance revenue, consisting of fees received by us for customer support and product upgrades, is generally based on annual contracts recognized ratably over the period of the contract. Other revenue consists of training and consulting fees, which is recognized upon completion of a training class or performance of services, respectively.

     For the year ended December 31, 2000, we had a net income of $1.2 million (or $0.10 per share) on total revenue of $2.1 million, as compared to a loss of $2.8 million (or $0.31 per share) on total revenue of $824,000 reported for 1999. The net income for 2000 includes a $4.8 million loss from discontinued operations and a $17.4 million gain on the sale of our component software division.

     As of December 31, 2000, we had net operating loss carryforwards totaling approximately $14.8 million, which may be used to reduce future income taxes. Utilization of these net operating loss carryforwards may be limited under certain circumstances. See Note 4 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain statement of operations data expressed as a percentage of total revenue:

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                         ---------------
                                                                         1999       2000
                                                                         ----       ----
Revenue:
     License fees and royalties ....................................       69%        72%
     Services ......................................................       31         28
                                                                         ----       ----
Total revenue ......................................................      100        100

Cost of sales:
     License fees and royalties ....................................        5         39
     Services ......................................................       18         10
                                                                         ----       ----
          Total cost of sales ......................................       23         49

Gross profit .......................................................       77         51
                                                                         ----       ----
Operating expenses:
     Sales and marketing ...........................................       60        148
     Research and development ......................................      124        300
     General and administrative ....................................       27        128
     Acquired in-process research and development ..................       --         16
                                                                         ----       ----
Total operating expenses ...........................................      211        592

Interest expense, net ..............................................       --          2
                                                                         ----       ----

Net loss from continuing operations ................................     (134)      (543)
                                                                         ----       ----

Discontinued operations:
     Loss from discontinued operations, net of income tax ..........     (213)      (229)
     Gain on sale of discontinued operations, net of income tax ....       --        828
                                                                         ----       ----
Net earnings (loss) ................................................     (347)%       56%
                                                                         ====       ====

     FISCAL YEARS ENDED DECEMBER 31, 2000 AND 1999

     Revenue. Total revenue increased 155% to $2.1 million for 2000 as compared to $824,000 for 1999. License fees and royalties increased 166% to $1.5 million for 2000, as compared to $569,000 for 1999. The increase in license fees and royalties was primarily due to sales of products acquired in the July 2000 acquisition of Prescient's assets. Service revenue increased 130% to $587,000 for 2000, as compared to $255,000 for 1999, reflecting increased services to former Prescient customers.

     Cost of Revenue. Cost of revenue increased 444% to $1.0 million for 2000 from $191,000 for 1999. The increase in cost of revenue was primarily due to increased customer support costs for former Prescient customers. As a percent of total revenue, cost of revenue increased to 49% for 2000, as compared to 23% for 1999.

     Operating Expenses. Total operating expenses increased 613% to $12.4 million for 2000 from $1.7 million for 1999. The increase in total operating expenses was primarily due to increased staffing costs associated with the acquisition of Prescient's assets as well as increased staffing to support the development of our Web infrastructure for engineering services. Operating expenses also included an expense of approximately $700,000 for outside consulting services related to development of the JAVA version of our proprietary Web framework. As a percent of total revenue, total operating expenses increased to 592% for 2000 as compared to 211% for 1999.

     Sales and Marketing Expenses. Sales and marketing expense increased 523% to $3.1 million for 2000 from $498,000 for 1999. Increased sales and marketing expense in 2000 as compared to 1999 was due to increased marketing efforts, including wide-range advertising across the manufacturing industry, trade shows and user events throughout the year, promotional activities such as direct mail campaigns, e-mail campaigns, web banner advertising and public and press relations. Sales and marketing expense for 2000 increased as a percent of total revenue to 148% versus 60% for 1999.

     Research and Development Expenses. Research and development expense increased 516% to $6.3 million for 2000 from $1.0 million for 1999. Increased research and development expense was due to increased staffing in support of the continued development of our Web infrastructure for engineering services, including the 3Dshare.com, Bits2Parts.com and 3Dpublish.com application services, as well as products in the former Prescient product line. In addition, research and development expenses for the period also included an expense of approximately $700,000 for outside consulting services related to development of the JAVA version of our proprietary Web framework. As a percent of total revenue, research and development expense increased to 300% for 2000 from 124% for 1999.

     General and Administrative Expenses. General and administrative expenses increased 1,120% to $2.7 million for 2000 from $221,000 for 1999. The increase in general and administrative expenses was due to increased staffing and legal costs to support the Prescient products as well as support for the increased activities in the development of our Web infrastructure for engineering services. As a percent of total revenue, general and administrative expenses increased to 128% for 2000 from 27% for 1999.

     In-Process Research and Development Expenses. In-process research and development expense of $332,000 for 2000 relates to the acquisition of certain assets and liabilities of Prescient. There was no acquired in-process research and development expense for 1999.

     Discontinued Operations - Component Software Division. Net loss from discontinued operations for 2000 increased to $4.8 million from $1.8 million for 1999. The increase in net loss was primarily due to decreased revenue due in part to increased resistance to up-front license fees by software developers in an increasingly competitive market, as well as from changes to the pricing model for our component software division products. Under the new pricing model, component software licensees paid only recurring fixed and variable partner fees upon the release and shipment of a software application that incorporated our component software.

     FISCAL YEARS ENDED DECEMBER 31, 1999 AND 1998

     Revenue. We had $824,000 in total revenue in 1999 compared to no revenue in 1998. The revenue was primarily from sales of an end-use product related to the product purchased in the December 1998 acquisition of InterData Access, Inc. We acquired all of the outstanding common stock of InterData in exchange for 1,400,000 shares of our common stock. Established in 1983, InterData developed and marketed software for the sharing, access and exchange of electronic product data throughout the manufacturing process.

     Cost of Revenue. We had $191,000 in cost of revenue in 1999 as compared to no cost of revenue in 1998 primarily due to services to support the InterData end-use product.

     Sales and Marketing Expense. We had $498,000 in sales and marketing expense in 1999 compared to no expenses in 1998 primarily due to expenses to sell and market the InterData end-use product.

     Research and Development Expense. We had approximately $1.0 million in research and development expense in 1999 compared to no expense in 1998. Research and development in 1999 was primarily focused on the development of the InterData end-use product.

     General and Administrative Expense. General and administrative expense in 1999 was $221,000 compared to no expense in 1998 primarily due to expenses to support the marketing, sales and development of the InterData end-use product.

     Discontinued Operations - Component Software Division. For 1999, discontinued operations reported a loss of $1.8 million as compared to income of $201,000 reported in 1998. The net loss was primarily due to increased research and development expenditures to continue development and support of the component software division products.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2000, we had $18.3 million in cash and cash equivalents. Cash and cash equivalents increased $17.0 million for the year ended December 31, 2000, as compared to a decrease of $3.2 million for the prior year. The increase in cash was primarily due to the sale of the component software division to Dassault's subsidiary, the sale of 555,556 shares of our common stock to Dassault, and the sale of shares to the investors in a private equity transaction in February 2000. The 555,556 shares were sold to Dassault for $2.0 million, or approximately $3.60 per share. In the private equity transaction, we sold 1.9 million shares of our common stock at a price of $3.60 per share and warrants to purchase 1.2 million shares of common stock for $0.05 per share. Net cash for 1999 decreased $3.2 million primarily due to a net loss of $2.9 million, $1.0 million in equipment purchases and $500,000 cash paid for assets acquired from Sven Technologies, Inc. In June 1999, we acquired certain assets and liabilities of Sven Technologies for a total consideration of $1.4 million, including $500,000 cash, 193,861 shares of common stock and a warrant to purchase 250,000 shares of common stock at $12.50 per share. Net cash for 1998 decreased $1.3 million primarily due to equipment and software purchases.

     Net cash used by operating activities in 2000 was $12.4 million as compared to $1.6 million in 1999. Net cash used by operations for 2000 was primarily from our loss from continuing operations, which excludes the gain on the sale of the component software division. Net cash used by operations in 1999 was $1.6 million, which amount was impacted by our net loss of $2.9 million. Net cash used by operations in 1998 was $150,000 primarily from an increase in accounts receivable.

     Net cash provided by investing activities totaling $16.1 million in 2000 reflects $1.7 million used for equipment purchases, $500,000 used for purchased computer software and $100,000 paid for Prescient, offset by net proceeds of $18.4 million received in the sale of the component software division to Dassault's subsidiary. Net cash used by investing activities in 1999 was $1.7 million, comprised of $1.0 million used for equipment purchases, $219,000 used for purchased computer software and $500,000 used for the Sven acquisition. Net cash used by investing activities in 1998 was $1.1 million, comprised of $629,000 used for equipment purchases and $446,000 used for purchased computer software.

     Net cash provided by financing activities was $13.1 million in 2000, primarily comprised of proceeds from the $6.9 million private equity transaction in February 2000, proceeds from the $2.0 million equity investment of Dassault in November 2000 and $200,000 from the exercise of stock options. An additional $4.0 million was received from Dassault in the form of notes payable that were advanced prior to the closing of the sale of the component software division. Net cash provided by financing activities in 1999 was $51,000, comprised of $141,000 received from the issuance of common stock partially offset by $90,000 used for principal payments on debt. Cash used by financing activities in 1998 was $7,000, comprised of principal payments on debt of $190,000 offset by $183,000 in proceeds received from the issuance of common stock.

     Management believes it has sufficient cash to meet the operating requirements for the foreseeable future including at least the next 12 months.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," defining derivatives, which requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. SFAS No. 133, which has been amended by SFAS 137, is effective for our fiscal year ending December 31, 2001. The adoption of SFAS No. 133 will not have a significant impact on our financial position, results of operations or cash flows.

     In December 1999, the SEC released Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation of SAB 101 for registrants with fiscal years beginning between December 16, 1999 and March 15,

2000. The adoption of SAB 101 had no significant impact on our financial position, results of operations or cash flows.

     In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions involving Stock Compensation--an Interpretation of APB Opinion No. 25." This interpretation provides guidance on the accounting for certain stock option transactions and subsequent amendments to stock option transactions. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that FIN 44 covers events occurring during the period from December 15, 1998 and January 12, 2000, but before July 1, 2000, the effect of applying this interpretation is to be recognized on a prospective basis. The adoption of FIN 44 had no significant impact on our financial position, results of operations or cash flows.

                              PLANETCAD'S BUSINESS

GENERAL

     We develop, market and support engineering and interoperability software solutions for the manufacturing supply chain. We operate predominantly in the manufacturing industry with special focus on the computer-aided design (CAD), manufacturing (CAM) and engineering (CAE) markets.

     In July 2000, we acquired certain assets and liabilities of Prescient Technologies, Inc. and with it over 100 major manufacturing customers in the automotive, aerospace, electronics and other discrete manufacturing markets worldwide. The Prescient product line, PrescientQA(TM), is an integrated suite of engineering quality tools that allows users, managers and key executives to quantitatively assess and improve the quality of their product models.

     In November 2000, we sold our component software division to a subsidiary of Dassault Systems Corp. in a cash transaction for approximately $25 million, subject to certain adjustments contemplated by the purchase agreement, and amended our certificate of incorporation to change our name from "Spatial Technology Inc." to "PlanetCAD Inc." The sale of our component software division enabled us to focus our efforts entirely on our PlanetCAD division with the goal of addressing problems that affect data quality and interoperability in manufacturing. In the first quarter of 2001, we made a strategic decision, for a period of time, to use our Internet-based services as marketing tools to create name recognition in our market niche and to promote our enterprise solutions, rather than to generate revenues directly from our Internet services. Because we had recently sold our component software division, which had been our most widely recognized division, we placed more emphasis on increasing our presence in our targeted market. This strategy allowed us to concentrate on sales of our enterprise software.

     Our enterprise software products are installed behind a corporate firewall to help manage transactions and interactive business processes by speeding engineering data flows between design and manufacturing engineers and their suppliers. Key features of our enterprise products include:

     o engineering data quality tools that allow engineers, managers and key executives to quantitatively assess and improve the quality of their product model data;

     o    translation and healing of 3D models inside a corporate Intranet; and

     o a full featured viewing solution enabling a user to view, mark-up, measure and convert file formats without requiring the native applications.

     Our products include software solutions for data interoperability, data quality management, visualization and collaboration, and process automation. We focus on providing applications to enhance business practice in the following areas:

     o    improved time to market;

     o    lower manufacturing costs; and

     o    higher quality products.

     We maintain our corporate headquarters in Boulder, Colorado, from which all executive, marketing, finance and administrative functions, and most research and development functions, are executed. We also have an office in Westborough, Massachusetts where customer service and some research and development functions are located. We have one wholly owned subsidiary, PlanetCAD Limited (United Kingdom), which assists in sales and licensing of our products internationally.

PRODUCTS AND TECHNOLOGY

     GENERAL

     We provide software tools and applications that enhance the value of engineering data in the manufacturing design and procurement supply chain by enabling Quality Data Management(TM) (QDM). Our QDM products enhance engineering processes by addressing data quality and downstream data interoperability. This includes, but is not limited to, CAD data translation and 3D model healing to enable communication of engineering data with varying formats and precision, and data quality assurance tools that improve design quality and reduce or even eliminate iterations. Our JAVA-based technology and products enable efficient engineering information exchange and integration for professional manufacturing and design engineers worldwide. Engineers and managers can benefit from lower costs of production and accelerated introduction of products to market.

     Responding to changes in the marketplace, we have increased our focus on our core product lines while continuing to assess the future development and business viability of our online engineering application services. We will continue operating the 3Dshare.com(TM) Web site, but plan to use it primarily as a marketing and sales tool to generate enterprise sales of 3Dshare.

     Our enterprise software products include PrescientQA, 3Dshare and IntraVISION. In addition, we offer professional services that help implement a transparent integration of QDM products with existing manufacturing systems in corporate product design and production processes.

     PRESCIENTQA

     Our PrescientQA product line is an integrated suite of engineering quality tools that provides quality software solutions for manufacturers in the aerospace, automotive, electronics and other discrete manufacturing industries. These enterprise-based products detect, assess, correct and prevent product development problems caused by inaccurate, incomplete or inconsistent design modeling practices. The core components of the PrescientQA suite include:

     o Drive-QA(TM):       Drive-QA is a management tool that acquires,
                           summarizes, analyzes, reports and depicts engineering quality metrics to determine the health of an engineering organization and the effectiveness of its design process. It provides the critical quality measurement data that a company can use to improve the product development process, and to institute training, standards reviews or other corrective measures to solve costly and time-consuming quality errors.

     o Design-QA(R):       Design-QA detects, assesses, corrects and prevents
                           product development problems caused by inaccurate, incomplete or inconsistent design modeling practices.

     o Geometry-QA(TM):    Geometry-QA reduces the number of iterations required
                           to bring new products to market by identifying and eliminating geometric problems that hinder data exchange with suppliers and internal customers and impact the manufacturability of the end product.

     o Certify-QA(TM):     Certify-QA ensures high quality models are shared
                           throughout the organization. It can either analyze
                           CAD data within the Product Data Management (PDM) system to report substandard models, or actively prevent poor models from being submitted to the system.

     o AuditQA(TM):        Audit-QA is a short-term consulting service to help
                           companies identify quality problems affecting the organization and establish an economic return-on-investment and implementation plan for deploying quality tools in the engineering process.

     Our PrescientQA suite provides quality solutions that work in many different design environments and interacts with and obtains design information from leading engineering design systems, including CATIA(R) from Dassault, Pro/ENGINEER(R) from PTC, and Unigraphics(R) from UGS. To leverage the best quality code and support for these design systems, we seek to maintain close and high-level relationships with each of these developers.

     3DSHARE ENTERPRISE

     Our 3Dshare enterprise product provides the functions of CAD/CAM/CAE translation, repair and healing of 3D models. This product provides engineers with a cost-effective solution for enhancing translated models, making them more usable in multiple engineering processes, including design, analysis and manufacturing. With 3Dshare, manufacturers can reduce the difficult, time-consuming task of manually fixing errors found in translated models, resulting in improved time-to-market, reduced costs and higher quality products.

     INTRAVISION(R)

     Our IntraVISION product provides users with a single tool to access various forms of product data (legacy information, plot files, documents and CAD models) produced from a variety of different applications, enabling them to share, communicate and review data used in the creation, support and maintenance of manufactured products. IntraVISION preserves the intelligence found in the native CAD/CAM/CAE file. Supporting over 300 file formats, IntraVISION provides users the ability to view, measure, mark-up and manipulate the accurate data of original designs and concurrent engineering processes without the native applications. IntraVISION supports all major CAD formats, including ACIS(R) SAT(R), AutoCAD, CATIA(R), IGES, Pro/ENGINEER(R) (Pro/E), STEP, STL, VDA-FS and VRML. IntraVISION's robust direct format support preserves the intelligence of native CAD/CAM/CAE files, enabling the user to work with accurate, original design data and concurrent engineering processes. In this way, IntraVISION preserves high-quality data for down-stream systems, suppliers and business partners, without the errors that typically come with conversion to a proprietary format.

DEVELOPMENT CONSULTING SERVICES

     We also provide consulting services to our customers to help them integrate our products into their enterprise or customize our products to address their unique requirements. We believe that providing our customers with this high level of service will help retain and attract new business and differentiate us from our competitors.

CUSTOMERS

     Our customers are typically from the automotive, aerospace, electronics and other discrete manufacturing markets worldwide and they use our QDM solutions to access, exchange and share product data throughout their engineering and manufacturing processes to reduce their costs of innovation and product development. Many customers are Fortune 1000 manufacturers who manage the production process through a wide network of suppliers needing access to engineering data rapidly and without manual intervention. Significant customers include Lockheed Martin, Heidelberg Americas, Silicon Graphics, Black & Decker, Freightliner Trucks, Boeing Helicopter, Boeing Rocketdyne, Gulfstream Aircraft and Sandia National Laboratories. While one customer accounted for 13% of our sales for 2000, we are not dependent on any one major customer and no other customer accounted for more than 10% of our sales during 2000.

RESEARCH AND PRODUCT DEVELOPMENT

     We believe that our continued growth will depend in large part on our ability to maintain and enhance our current products, develop new products and maintain technological competitiveness. We have built a development group with specialized industry-specific development techniques in advanced mathematics and C++ programming. During 1999 and 2000, our research and development expenses were $1.0 million and $6.3 million, respectively.

     We augment our internal development capabilities through a network of development partners who have complementary programming expertise. Depending on the product involved, we may either own, co-own or license the technology we market and distribute. For many products, we have exclusive rights to market and distribute the technology. We utilize development partners to reduce our research and development expenses and to obtain the expertise of skilled programmers who are not our employees.

SALES, MARKETING AND DISTRIBUTION

     We sell our software products through our direct and indirect worldwide sales organization. As of December 31, 2000, our direct sales force had offices located in North America and Europe. Application specialists provide support to prospective customers on product information and deployment options to compliment our direct sales force. Our pre-sales support is comprised of four employees.

     We primarily target our marketing efforts at senior executive and engineering management. Our marketing efforts are designed to generate new sales opportunities for our various products and create brand awareness. We engaged in numerous marketing activities in 2000, including online and offline advertising, direct e-mail campaigns, participation in trade shows and public relations.

CUSTOMER SERVICE AND SUPPORT

     We believe that customer service and support is critical to the success of our products. Customer phone calls or e-mails are answered and managed by our support professionals who review customer communications with the appropriate development group and coordinate the response to the customer. Our response time varies depending upon the complexity of the question or issue at hand, but we generally respond within 24 hours.

     As part of our licensing arrangements for all products, we offer maintenance services that include technical updates and product support. To date, a majority of our customers have purchased these maintenance services, which we offer on a renewable basis for an annual fee. These services allow our customers full access to the products they have licensed, including all new releases, telephone support and other support required to effectively utilize our products.

COMPETITION

     The markets for our products are highly competitive, subject to rapid change and characterized by constant demand for new product features and pressure to accelerate the release of new products and product enhancements and to reduce prices. We face potential competition on several fronts, including both larger mechanical engineering software companies and smaller start-ups. Depending on the product, our competitors include INCAT Systems, Inc., Parametric Technology Corporation, TransCAT, International TechneGroup Incorporated, and Theorem Solutions, Inc. A number of other large companies compete with us indirectly because they provide similar products to our customers, or potential customers, bundled with the purchase of other products.

INTELLECTUAL PROPERTY

     We regard our technology as proprietary and we rely heavily on a combination of copyright, trademark and trade secret laws, employee and third party nondisclosure agreements, and other intellectual property protection methods to protect our products and technology. Currently, we do not have any patents with respect to our technology. Existing copyright laws afford only limited protection, and it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we regard as proprietary. Because we license portions of our technology and also resell certain component extensions of third party software developers to unrelated third parties, it is difficult to monitor what those third parties do with the licensed or sold property.

     While we are not aware that any of our products infringe upon the proprietary rights of any third parties, it is possible that third parties will claim infringement by us with respect to current or future products. We expect that we could increasingly be subject to such claims as the number of products and competitors in the enterprise solutions and 3D modeling software markets grow and the functionality of such products overlap with other industry segments.

EMPLOYEES

     As of April 24, 2000, we had 54 full-time employees, 17 of whom were engaged in product development, quality assurance and technical support, 14 of whom were engaged in sales and marketing and 11 of whom were engaged in administration. Our employees are not subject to any collective bargaining agreements, and we believe our relations with our employees are good.

DESCRIPTION OF PROPERTY

     Our principal executive office is located at 2520 55th Street, Suite 200, Boulder, Colorado 80301, where we lease approximately 15,600 square feet of office space. Monthly base lease payments for this facility are approximately $25,400 and the lease for this facility expires September 1, 2007. We also lease approximately 11,300 square feet of office space in Westborough, Massachusetts, at a monthly base rate of approximately $21,650. In addition, we lease international sales offices in the United Kingdom.

LEGAL PROCEEDINGS

     From time to time, we have been involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this filing, we are not a party, nor is any of our property subject, to any legal proceedings other than routine litigation incidental to our business.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a brief description of the transactions entered into during the last two years between PlanetCAD and the related parties identified below.

COMPONENT SOFTWARE DIVISION DISPOSITION

     On November 14, 2000, we sold our component software division to a subsidiary of Dassault Systemes Corp., which owns more than 5% of our common stock, for approximately $25 million, subject to certain adjustments contained in the purchase agreement. The sale was effected pursuant to a purchase agreement dated July 4, 2000, as amended September 2, 2000, among us, Spatial Components, LLC, and Dassault, pursuant to which we formed Spatial Components as a wholly owned subsidiary and capitalized it with all of the assets and certain of the liabilities of our component software division. At the closing of the sale, we transferred all of the membership interests in Spatial Components to Spatial Corp., a wholly owned subsidiary of Dassault and the assignee of Dassault under the purchase agreement. Upon the completion of the transfer, Dassault, through its wholly owned subsidiary Spatial Corp., became the sole owner of Spatial Components and, therefore, the component software division. See "PlanetCAD's Business--General" beginning on page 13 of this prospectus for a more detailed discussion of the sale of our component software division to Dassault's subsidiary.

INTELLECTUAL PROPERTY AGREEMENTS ENTERED INTO WITH DASSAULT

     The application services offered by us require use of component software sold to Dassault's subsidiary with the component software division. As such, we have obtained licenses from Dassault for the right to use certain Dassault software and other intellectual property, and, in exchange, we have licensed to Dassault the right to use software that we did not sell to Dassault. In order to define our relationship with Dassault, we have entered into the intellectual property agreements described below. Each of the following intellectual property agreements represents a direct relationship, or indirect relationship through a wholly owned subsidiary or the parent of Dassault, between the parties identified.

     CROSS-LICENSE AGREEMENT

     Under the Cross-License Agreement, Dassault granted us a perpetual, non-exclusive license to use certain computer software programs sold to Dassault's subsidiary with the component software division, including ACIS and IVSDK. In consideration for Dassault's license, we agreed to pay Dassault a royalty equal to a specified percentage of our net revenue resulting from any products or services we sell that utilize or are based on the Dassault software. The royalty is subject to a minimum annual payment. We agreed to pay a separate royalty to Dassault in connection with the distribution of IVSDK and the ACIS Open Viewer Plug-Ins application software.

     We have agreed to grant Dassault a perpetual, royalty-free, non-exclusive license to use and modify internally certain of our data translation and data exchange application software, including IGES and STEP Toolkits. Dassault also has the right to distribute the software in run-time or object code format as component products and/or stand-alone software products or in connection with providing application service provider and other enterprise services to Dassault's customers. Dassault has agreed to develop CATIA/SAT translator software and grant us a perpetual, royalty-free, non-exclusive license to use and modify the translator software as an underlying application for our Internet services and to distribute run-time versions of the translator software in connection with our Internet services. Each party has agreed to provide the other with maintenance in connection with the licensed software.

     CO-BRANDING AGREEMENT

     Under the Co-Branding Agreement, we agreed with Dassault to jointly market translation and healing application services, similar to those currently offered on our Web sites under the product name "3Dshare.com," via one or more Dassault Web sites. We granted Dassault a royalty-free, non-exclusive license to use our Web service infrastructure software for the purpose of providing the Co-Branded Service to its customers. We agreed to host the Co-Branded Service and will make the Co-Branded Service accessible from any Dassault Web site that Dassault may request. In consideration of the infrastructure license and performance of our obligations under the Co-Branding Agreement, we will be entitled to a percentage of the net revenues derived from the sale of the Co-Branded Service.

     SERVER SOFTWARE LICENSE AGREEMENT

     Under the Server Software License Agreement, we granted Dassault a non-transferable, non-exclusive license to certain of our Web site infrastructure applications software. Dassault has the right to use and modify the Server Software internally to provide application services and related Internet services to its customers. In addition, Dassault has the right to distribute the Server Software in connection with those Dassault software products and services into which it has incorporated the Server Software. In consideration for the license of the Server Software, Dassault agreed to pay us a royalty equal to a specified percentage of the net revenue resulting from the sale of any products or services offered by Dassault incorporated or facilitated by the Server Software. Dassault also agreed to pay us an initial license fee for use of the Server Software, which will offset a percentage of the royalty payments due from Dassault going forward. In consideration for the license fee and royalty payments, we agreed to provide Dassault with maintenance and support services for the Server Software for four years.

     WEB SERVICES AGREEMENT

     Under the Web Services Agreement, Dassault granted us the right to market and distribute, via our 3Dshare.com and PlanetCAD.com Web sites, certain Web services using Dassault's application software. We agreed to assist Dassault in adapting these applications for Internet use by providing a fixed amount of technical support at no charge to Dassault and further support, if necessary, at a discount from our standard consulting rate. We also agreed to develop the Web pages and functions needed to market and distribute the agreed upon Dassault Web services at our own expense. We agreed to spend a minimum percentage of the revenue generated through the distribution of each Web service on advertising programs related to that service for 30 months after the implementation of each service and a minimum amount on advertising in the first year of each service. As consideration for marketing and distributing the Web services, we will receive a percentage of net revenues generated by sales of the Web services on our Web sites.

     JOINT SOFTWARE LICENSE AGREEMENT

     Under the Joint Software License Agreement, we granted Dassault a perpetual, royalty-free license to use, modify and distribute certain translator and healing software jointly developed by us and certain third parties and to use and distribute certain software licensed to us by certain third parties. The license will be exclusive to Dassault for use of the jointly developed software as component products and non-exclusive for all other purposes. We agreed to provide Dassault with maintenance and support services for the Joint Software for five years from the date of the agreement at no cost to Dassault.

     MASTER SOFTWARE RESELLER AGREEMENT

     Under the Master Software Reseller Agreement, we granted Dassault a non-exclusive, non-transferable license to market, promote, reproduce for distribution, distribute and sublicense certain software products and to use a reasonable number of copies of those products for demonstration and training purposes only. We also agreed to provide Dassault with reasonable quantities of standard product marketing materials and product related training.

     INTRAVISION LICENSE AGREEMENT

     Under the IntraVISION License Agreement, Dassault granted us a worldwide, exclusive license to use, maintain, support, access and reproduce the IntraVISION source code for the purposes of developing and offering to our customers end-user products. The license does not permit us to create software that is similar to or that competes with the IVSDK. In consideration of the exclusive IntraVISION distribution and source code development licenses granted by Dassault, we agreed to pay to Dassault certain royalties relating to the net revenue recognized by us as a result of the licenses.

ISSUANCE OF SHARES TO DASSAULT

     On November 14, 2000, we issued 555,556 shares of common stock to Dassault for a purchase price of $2 million, or approximately $3.60 per share, pursuant to the terms of a share purchase agreement, dated as of November 14, 2000, by and between us and Dassault.

ISSUANCE OF SHARES TO DASSAULT AND DIRECTOR'S AFFILIATE

     On February 22, 2000, we issued an aggregate of 1.9 million shares of common stock at a price of $3.60 per share and warrants to purchase 1.2 million shares of common stock at $0.05 per warrant, exercisable at $6.50 per share, for $6.9 million to certain investors including Dassault and Capstone Ventures SBIC, L.P. Mr. Fischer is an executive officer in Capstone's affiliated entities. Mr. Fischer was elected as one of our directors pursuant to terms of a share purchase agreement, dated as of February 22, 2000, which we entered into with Capstone and other investors, which provides that Capstone will have the right to designate one of our directors for so long as the investors collectively own 10% of our outstanding common stock.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     The names of the members of the board of directors and certain information about them are set forth below. Each director was elected to serve until the next annual meeting of the stockholders and his successor is elected and duly qualified, or until his earlier resignation, death or removal. For additional information concerning each of the nominees, see "Executive Compensation" and "Principal and Selling Security Holders--Security Ownership of Certain Beneficial Owners, Directors and Management" beginning on pages 22 and 25 of this prospectus, respectively.

NAME                             AGE        POSITION HELD WITH PLANETCAD
----                             ---        ----------------------------
Jim Bracking.................    53         President, Chief Executive Officer, Secretary and Director

Richard M. Sowar.............    56         Chairman and Chief Technology Officer

Philip E. Barak(1)(2)........    49         Director

Chuck Bay....................    43         Director

Eugene J. Fischer(1).........    54         Director

H. Robert Gill(1)(2).........    64         Director

M. Thomas Hull(2)............    42         Director

----------

(1)  Member of the Compensation Committee

(2)  Member of the Audit Committee

     There are no family relationships among any of the directors or executive officers.

     JIM BRACKING has served as our President and Chief Executive Officer and director since December 2000 and as our Secretary since April 2001. From March 1997 to April 1999, Mr. Bracking served as Chief Operating Officer/Executive Vice President and a director of Novazen, Inc., a Boulder, Colorado-based vendor of Internet-based customer care, electronic bill presentment and payment, and bill consolidation software. From June 1993 to August 1996, Mr. Bracking served as Chairman and Chief Executive Officer of Puma Technology, Inc., a publicly-held Silicon Valley company he founded that develops software for the personal computer, personal data assistant and enterprise markets.

     RICHARD M. SOWAR founded PlanetCAD in July 1986, has served as our Chief Technology Officer and Chairman of the board of directors since October 1998. He has served as a director since July 1986. Mr. Sowar served as Vice President, Engineering from November 2000 to April 2001, Treasurer from July 1986 to January 1988, Vice President from September 1986 to March 1992, Senior Vice President, Advanced Technology from March 1992 to March 1994 and Chief Executive Officer from March 1994 to October 1998. From 1980 to 1986, Mr. Sowar served as Vice President, Research and Development of Graftek, Inc., a CAD and manufacturing software company. Mr. Sowar holds a B.S. in Mathematics from Marietta College and an M.S. in Operations Research from the University of Dayton and completed studies towards a Ph.D. in Computer Science at the University of Colorado.

     PHILIP E. BARAK has served as a director since October 1994. Mr. Barak joined Nazem & Company in July 1983 as Chief Financial Officer and is a limited or general partner of various partnerships associated with Nazem & Company and Transatlantic Venture Fund, both affiliated venture capital funds. Mr. Barak has served as a director of various public and privately held companies. Mr. Barak holds a B.S. in Accounting from Rider University and is a Certified Public Accountant.

     CHUCK BAY has served as a director since June 2000. Mr. Bay is currently the Chief Executive Officer, President and Chairman of the board of directors of Broadbase Software, Inc. (Nasdaq: BBSW). Mr. Bay joined Broadbase in January 1998 and previously served as its Chief Financial Officer, General Counsel and Executive Vice President of Operations. From July 1997 to January 1998, Mr. Bay served as Chief Financial Officer and General Counsel for Reasoning, Inc., a software company. From January 1995 to August 1997, Mr. Bay served as Chief

Financial Officer and General Counsel for Pure Atria Software, Inc., a software company. From April 1994 to January 1995, Mr. Bay served as President and Chief Financial Officer of Software Alliance Corporation, a software company. From April 1993 to April 1994, Mr. Bay has served as our President and Chief Financial Officer. Mr. Bay holds a B.S. in Business Administration from Illinois State University and a J.D. from the University of Illinois.

     EUGENE J. FISCHER has served as a director since March 2000. Mr. Fischer co-founded Capstone Management LLC, a venture capital firm, in July 1996, and is an executive officer in Capstone's affiliated entities. His investment experience includes Internet, software, health care service and other technology-enabled service companies. Mr. Fischer began his venture capital career in October 1983 with Technology Funding and opened Pathfinder Ventures Inc.'s West Coast office in 1988. Prior to 1983 he was the head of Bank of America's Sunnyvale Corporate Banking Group, managing a $250 million loan portfolio with clients ranging from venture-backed start-ups to Apple Computer, as well as several venture capital funds. Mr. Fischer holds a B.S. from the University of Minnesota and an M.S. from the University of California, Davis.

     H. ROBERT GILL has served as a director since December 1996. Until its sale in April 2001, Mr. Gill was the President, Chairman of the board of directors and Chief Executive Officer of MobileForce Technologies, Inc., a company which provides systems for managing vehicle fleets, and he had held these positions since May 1997. Between April 1996 and May 1997, Mr. Gill served as President of the Topaz Group, a provider of board consulting services. Before joining the Topaz Group, Mr. Gill served as Senior Vice President and President, Enhanced Products Group of Frontier Corporation following its merger with ALC Communications Corporation in December 1995. From January 1989 until December 1995, Mr. Gill served as President and Chief Executive Officer of ConferTech International. Mr. Gill is currently a director of QualMark Corporation (Nasdaq
SmallCap: QMRK). Mr. Gill holds a B.E.E. from Indiana Institute of Technology, an M.S.E.E. from Purdue University and an M.B.A. from Pepperdine University.

     M. THOMAS HULL has served as a director since December 1996. Mr. Hull joined Visio Corporation in July 1994 as Third Party Sales Manager, was promoted to Director of Corporate and Strategic Sales in June 1996, was promoted to Vice President Corporate and Direct Sales in October 1998, and Senior Vice President of Worldwide Sales where he managed Visio's 200-person worldwide sales organization. In January 2000, Microsoft Corporation acquired Visio. From December 1991 to June 1994, Mr. Hull held a management position at Traveling Software, Inc. where he managed sales of its products and technologies. Mr. Hull holds a B.S. in Electrical Engineering from the University of Washington.

EXECUTIVE OFFICERS

     The executive officers of PlanetCAD are as follows:

NAME                                             POSITION HELD WITH PLANETCAD
----                                             ----------------------------
Jim Bracking(1)                                  President, Chief Executive Officer and Secretary
Richard M. Sowar(1)                              Chief Technology Officer

----------

(1)  The biographies and ages of Messrs. Bracking and Sowar are set forth above.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years indicated, certain compensation awarded or paid to, or earned by, the persons who served as our Chief Executive Officer, our only other executive officer as of December 31, 2000, and two former executive officers who would have been disclosed had they been executive officers at the end of the year 2000.

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                                                                    AWARDS
                                                                                  ------------
                                                        ANNUAL COMPENSATION(1)     SECURITIES
           NAME AND PRINCIPAL                          -------------------------   UNDERLYING        ALL OTHER
                POSITION                      YEAR     SALARY ($)      BONUS ($)  OPTIONS (#)(2)  COMPENSATION ($)
                --------                      ----     ----------      ---------  --------------  ----------------

Jim Bracking(3) .........................     2000     $  9,375(4)     $     --      400,000        $     --
  President, Chief Executive Officer          1999           --              --           --              --
  and Secretary                               1998           --              --           --              --

R. Bruce Morgan(3) ......................     2000      234,281         301,250           --          30,863(5)(6)
  President and Chief Executive               1999      170,000          34,125       50,000             240(5)
  Officer                                     1998      154,167          81,250       50,000             240(5)

Richard M. Sowar ........................     2000      178,187          62,500           --             535(5)
  Chief Technology Officer                    1999      150,000          13,125           --             240(5)
                                              1998      126,250          40,625       50,000             240(5)

Todd S. Londa(7) ........................     2000       95,461          54,063           --             435(5)
  Vice President, Administration              1999       95,000          15,938       25,000             240(5)
                                              1998       87,083          17,813       15,000             240(5)

Lee Cole(8) .............................     2000      124,658          20,000           --              75(5)
  Vice President, Engineering                 1999      120,000           9,750       60,000             240(5)
                                              1998           --              --           --              --

----------

(1) Columns of this table related to compensation in connection with restricted stock and long term incentive plans have been deliberately omitted as we have not made any grants with respect to such plans.

(2)  Options are stock options granted under our equity incentive plans.

(3) Mr. Bracking was appointed President and Chief Executive Officer on December 18, 2000, the date upon which Mr. Morgan resigned as our President and Chief Executive Officer.

(4) Amount paid was pro rated for period employed during 2000 and is based on an annual salary of $225,000.

(5) Represents matching payments made by us to the individual's account under our 401(k) plan.

(6) On December 31, 2000, we forgave loan principal and interest in the amount of $30,353 as part of Mr. Morgan's severance package.

(7)  Mr. Londa's employment ended on November 15, 2000.

(8)  Mr. Cole's employment began in January 1999 and ended on June 30, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2000 to each of the executive officers named in the Summary Compensation Table above.

                         NUMBER OF      PERCENT OF
                           SHARES      TOTAL OPTIONS
                         UNDERLYING     GRANTED TO      EXERCISE
                          OPTIONS      EMPLOYEES IN      PRICE             EXPIRATION
NAME                      GRANTED       2000(%)(1)    ($/SHARE)(2)            DATE
----                     ----------    -------------  ------------         ----------

Jim Bracking              400,000          28.7%          $1.125          December 2010
R. Bruce Morgan                --            --               --                     --
Richard M. Sowar               --            --               --                     --
Todd S. Londa                  --            --               --                     --
Lee Cole                       --            --               --                     --

----------

(1)  Based on 1,393,934 options granted in 2000.

(2) The exercise price per share of options granted was equal to the fair market value of the common stock on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information with respect to (i) the exercise of stock options by the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 2000, (ii) the number of securities underlying unexercised options held by such named executive officers as of December 31, 2000 and (iii) the value of unexercised in-the-money options (that is, options for which the fair market value of the common stock at December 31, 2000 exceeded the exercise price) as of December 31, 2000.

                                                         NUMBER OF SECURITIES UNDERLYING
                                                              UNEXERCISED OPTIONS AT
                            SHARES                            FISCAL YEAR-END(1)(2)
                          ACQUIRED ON         VALUE      -------------------------------
NAME                       EXERCISE          REALIZED     EXERCISABLE     UNEXERCISABLE
----                       --------          --------    -------------   ---------------

Jim Bracking                   --               --               --          400,000
R. Bruce Morgan                --               --          270,501               --
Richard M. Sowar               --               --          155,833           25,000
Todd S. Londa                  --               --           24,041               --
Lee Cole                       --               --           40,001               --

----------

(1) None of the named executive officers held unexercised in-the-money options at fiscal year end, whether exercisable or unexercisable, based on the $1.00 price of our common stock as reported on the American Stock Exchange as of December 29, 2000, the last trading day of fiscal 2000.

(2) For purposes of this table, valuation is based on vested options for each named executive officer. Certain options granted to such individuals include early exercise provisions (subject to repurchase rights), the value of which is not included in this table.

COMPENSATION OF DIRECTORS

     Each of our directors is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of the board. Additionally, each of our non-employee directors receives $1,000 compensation for each regular or special meeting of the board at which he is in attendance and $500 compensation for each committee meeting of the board at which he is in attendance.

     Each of our non-employee directors also receives stock option grants pursuant to the 1996 Non-Employee Directors' Stock Option Plan. Only directors who are not otherwise our employees or affiliates are eligible to receive such options. Each non-employee director is automatically granted a non-discretionary option to purchase 15,000 shares of our common stock on the date such non-employee director is elected to the board. Additionally, on the date of each annual meeting of our stockholders subsequent to election, each non-employee director who has been a non-employee director continuously for the preceding year is automatically granted an option to purchase 7,500 shares of our common stock. Each other non-employee director is automatically granted an option to purchase a number of shares of our common stock equal to 7,500 multiplied by a fraction, the numerator of which is the number of days served as a non-employee director and the denominator of which is 365. The exercise price of options granted to non-employee directors is the fair market value of the common stock on the date of grant. Options granted pursuant to the plan vest in four equal annual installments beginning one year from the date of grant and are immediately exercisable, subject to repurchase by us prior to the vesting of such shares upon the optionee's cessation of service with us.

     We entered into a consulting agreement with Chuck Bay, one of our non-employee directors, on July 7, 2000. Under this agreement, we granted to Mr. Bay an option to purchase 65,000 shares of our common stock in addition to the non-discretionary option grant to purchase 15,000 shares of our common stock. Of the additional grant, 25,000 options vest in equal annual increments over four years, and the remaining 40,000 options vest on the fifth anniversary of the date of the option grant. However, the vesting of the 40,000 options may be accelerated based on Mr. Bay's performance of strategic and financial consulting services for us and our achieving certain financial milestones.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS

     We entered into a separation agreement with our former President and Chief Executive Officer, R. Bruce Morgan, that was made effective as of December 31, 2000. Under the terms of the agreement, Mr. Morgan received a $250,000 bonus in connection with his work on the sale of our component software division, non-qualified options to purchase 87,500 shares of our common stock exercisable at the fair market value of our common stock on the date of the grant, and the forgiveness of principal and interest on a loan payable to us in the amount of $30,353. Additionally, Mr. Morgan agreed to provide consulting services to us for a period of one year and not to compete with us during that time. In consideration for this non-compete commitment, we have agreed to pay him $250,000 in 24 equal installments during the term of his consulting contract. Mr. Morgan also resigned from our board of directors and released and waived any current or future claims he may have against us under any applicable laws.

     We entered into a separation agreement with Lee Cole that was made effective as of July 1, 2000. Under the terms of the agreement, Mr. Cole received a lump sum payment of $77,500, payment for unused vacation accrued through June 30, 2000, medical, vision and dental benefits through December 31, 2000, and vesting of options to purchase 25,000 shares of our common stock that had not vested as of June 30, 2000. In return for such payments and other consideration, Mr. Cole released and waived any current or future claims he may have against us under any applicable laws.

                     PRINCIPAL AND SELLING SECURITY HOLDERS

SELLING SECURITY HOLDERS

     The following table lists the selling stockholders, and (i) the number of shares of our common stock and common stock underlying warrants currently owned by each such stockholder, (ii) the number of such shares being offered for resale by this prospectus by each such stockholder, and (iii) assuming each such stockholder sells all of the shares offered for resale, the number of shares such stockholder will own after the completion of this offering. Except as otherwise indicated in the footnotes to the table, no selling stockholder has had any position, office or other material relationship, other than as a stockholder, with us during the past three years. In connection with this offering, each of the selling stockholders may sell any or all of the shares being offered hereby from time to time or may sell none at all. The registration of the shares offered by this prospectus does not necessarily mean that a selling stockholder will sell all or any of the shares or exercise all or any of the warrants owned by such stockholder.

                                                                                         TOTAL
                                                                         NUMBER OF     NUMBER OF   TOTAL NUMBER OF
                                                                           SHARES        SHARES     SHARES OWNED
                                                             NUMBER      UNDERLYING    OFFERED BY  ASSUMING SALE OF
                                                           OF SHARES      WARRANTS        THIS       ALL OFFERED
NAME OF INVESTOR                                             OWNED         OWNED       PROSPECTUS      SHARES
----------------                                           ---------     ----------    ----------  ----------------

Capstone Ventures SBIC, L.P. (1)                             481,884       304,348       786,232            --
The Roser Partnership III, SBIC, LP                          413,044       260,870       673,914            --
J.F. Shea Co., Inc. as Nominee 2000-25                       316,667       200,000       516,667            --
Cypress Growth Fund III, L.P.                                275,362       173,913       449,275            --
Dassault Systemes Corp. (2)                                  830,918       173,913     1,004,831            --
Dolphin Offshore Partners, L.P.                              137,681        86,956       224,637            --
                                                           ---------     ---------     ---------     ---------
          TOTAL                                            2,455,556     1,200,000     3,655,556            --
                                                           =========     =========     =========     =========

----------

(1) On February 22, 2000, we issued an aggregate of 1.9 million shares of common stock and warrants to purchase 1.2 million shares of common stock to certain investors including Capstone Ventures SBIC, L.P., pursuant to the terms of a stock purchase agreement. Under the agreement, Capstone has the right to designate one director to serve on our board of directors for so long as all of the February 22 investors collectively own 10% of our outstanding shares of common stock. Mr. Fischer, an executive officer in Capstone's affiliated entities, was elected and remains one of our directors.

(2) On November 14, 2000, Dassault's wholly owned subsidiary purchased our component software division. In connection with the sale, we entered into a number of intellectual property agreements and licenses for various software and other products with Dassault.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of our common stock as of April 5, 2001 by (i) each director, (ii) each of the executive officers named in the Summary Compensation Table on page 22, (iii) all of such named executive officers and directors as a group, and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

                                                         BENEFICIAL OWNERSHIP(1)
                                                         -----------------------
NAME AND ADDRESS OF                                      NUMBER OF    PERCENT OF
BENEFICIAL OWNER                                          SHARES       TOTAL(2)
-------------------                                      ---------    ----------

Special Situations Fund III(3) .....................     1,418,100     11.38%
  153 E. 53rd Street, 51st Floor
  New York, New York 10022

Dassault Systemes Corp.(4) .........................     1,004,831      7.95%
  9 Quai Marcel Dassault
  BP 310
  2150 Suresnes Cedex, France

New York Life Insurance Company(5) .................       967,547      7.74%
  51 Madison Avenue, Room 206
  New York, New York 10010

Eugene J. Fischer(6) ...............................       806,067      6.31%
  3000 Sand Hill Road
  Building 1, Suite 290
  Menlo Park, CA 94025

Capstone Ventures SBIC, L.P.(7) ....................       786,232      6.16%
  3000 Sand Hill Road
  Building 1, Suite 290
  Menlo Park, CA 94025

The Roser Partnership III, SBIC, L.P.(8) ...........       673,914      5.30%
  1105 Spruce Street
  Boulder, CO 80302

R. Bruce Morgan(9) .................................       385,834      3.01%

Richard M. Sowar(10) ...............................       376,968      2.99%

Philip E. Barak(11) ................................        58,559         *

H. Robert Gill(12) .................................        40,500         *

M. Thomas Hull(13) .................................        40,500         *

Lee Cole(14) .......................................        40,001         *

Jim Bracking(15) ...................................        36,458         *

Chuck Bay(16) ......................................        17,117         *

Todd S. Londa ......................................           587         *

All executive officers and directors as a group
(10 persons)(17) ...................................     1,802,591     13.32%

----------

*    Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable within 60 days of April 5, 2001, are deemed outstanding for purposes of computing the percentage of the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Percentage of ownership is based on 12,459,480 shares of common stock outstanding as of April 5, 2001.

(3) Special Situations Fund III, L.P. ("SSF III"), Special Situations Technology Fund, L.P. ("Technology Fund"), Special Situations Cayman Fund, L.P. ("Cayman Fund"), MGP Advisers Limited Partnership ("MGP"), SST Advisers, L.L.C. ("SST"), AWM Investment Company, Inc. ("AWM"), Austin W. Marxe and David M. Greenhouse have together filed a Schedule 13G pursuant to which they report sole or shared voting and investment power over an aggregate of 1,418,100 shares owned as of February 14, 2001, of which 945,900 shares are owned by SSF III, 171,400 shares are owned by SST and 300,800 shares are owned by the Cayman Fund. The principal business of SSF III, the Technology Fund and the Cayman Fund is to invest in equity and equity related securities. The principal business of MGP is to act as the general partner and the investment adviser of SSF III. The principal business of SST is to act as general partner and the investment adviser of the Technology Fund. The principal business of AWM is to act as the general partner of MGP and as the general partner and the investment adviser of the Cayman Fund. MGP, SST and AWM are collectively referred to as the "Advisers". The principal occupation of Austin W. Marxe and David Greenhouse is to serve as officers, directors and members or principal stockholders of the Advisers.

(4) Includes 173,913 shares of common stock issuable upon exercise of outstanding warrants.

(5) Includes 48,676 shares of common stock issuable upon exercise of outstanding warrants.

(6) Includes 20,035 shares subject to stock options that are exercisable within 60 days of April 5, 2001, 481,884 shares held of record by Capstone Ventures SBIC, L.P. and 304,348 shares of common stock issuable upon exercise of outstanding warrants held by Capstone. Mr. Fischer is an executive officer of Capstone's affiliated entities. Mr. Fischer shares voting and dispositive power with respect to the shares held by Capstone with Barbara L. Santry.

(7) Includes 304,348 shares of common stock issuable upon exercise of outstanding warrants.

(8) Includes 260,870 shares of common stock issuable upon exercise of outstanding warrants.

(9) Includes 373,501 shares subject to stock options that are exercisable within 60 days of April 5, 2001, and 12,333 shares owned by RMI Inc., an entity of which Mr. Morgan is the sole stockholder. As the president of RMI Inc., Mr. Morgan exercises controlling authority over the voting and disposition of the shares.

(10) Includes 155,833 shares subject to stock options that are exercisable within 60 days of April 5, 2001.

(11) Includes 45,000 shares subject to stock options that are exercisable within 60 days of April 5, 2001.

(12) Includes 40,500 shares subject to stock options that are exercisable within 60 days of April 5, 2001.

(13) Includes 40,500 shares subject to stock options that are exercisable within 60 days of April 5, 2001.

(14) Includes 40,001 shares subject to stock options that are exercisable within 60 days of April 5, 2001.

(15) Includes 36,458 shares subject to stock options that are exercisable within 60 days of April 5, 2001.

(16) Includes 17,117 shares subject to stock options that are exercisable within 60 days of April 5, 2001.

(17) Includes an aggregate of 1,073,293 shares subject to warrants and stock options that are exercisable within 60 days of April 5, 2001.

                            DESCRIPTION OF SECURITIES

     The following summary of certain provisions of our capital stock is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation, as amended, and our bylaws that are referenced as exhibits to this prospectus and by provisions of applicable law.

COMMON STOCK

     We are authorized to issue up to 22,500,000 shares of common stock, $.01 par value. As of April 12, 2001, there were 12,459,480 shares of common stock outstanding, held of record by 118 stockholders. The holders of common stock are entitled to dividends when and as declared by the board of directors from funds legally available to pay such dividends, and, upon liquidation, are entitled to share pro rata in any distribution to holders of common stock. No dividends have ever been declared by our board of directors. We intend to retain any earnings to grow our business and do not expect to pay any dividends on the common stock in the foreseeable future. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the common stock have no preemptive rights and no rights to convert their common stock into any other securities. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     We are authorized to issue up to 2,500,000 shares of preferred stock, $.01 par value. The preferred stock is issuable from time to time in one or more series, and our board of directors is authorized to fix or alter from time to time the designation, powers, preferences and relative rights of the shares of each series and the qualifications, limitations or restrictions of any wholly unissued series of preferred stock and establish the number of shares constituting each series up to the maximum number of shares authorized to be issued. As of the date of this prospectus, no shares of preferred stock were issued or outstanding.

CERTAIN PROVISIONS RELATING TO A CHANGE OF CONTROL

     We have adopted certain takeover defenses that may deter third parties from acquiring PlanetCAD and effecting a rapid change of control. Our certificate of incorporation requires the affirmative vote of two-thirds of the stockholders to remove a director from the board of directors without cause. The certificate of incorporation also provides that all board vacancies are to be filled by the remaining directors. Our stockholders are not entitled to elect directors to fill vacancies without prior board approval other than at an annual stockholders' meeting. Finally, our bylaws prohibit less than two-thirds of our stockholders from calling a special meeting, whether for the purpose of replacing directors or for any other purpose. As a result, once elected, our directors may not be removed from office without cause until the next annual meeting of the stockholders. Therefore, a third party interested in taking control of PlanetCAD quickly will not be able to do so unless the third party acquires two-thirds or more of our voting securities at the time of the acquisition.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.

     Our bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

     In addition, our certificate of incorporation, as amended and in effect as of the date of this prospectus, provides that the liability of its directors for monetary damages will be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to PlanetCAD and our stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to PlanetCAD, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify each such person to the fullest extent authorized or permitted by the provisions of our certificate of incorporation and Delaware law against expenses, judgments, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which they may be made a party by reason of the fact that they are or were acting as a director, officer, employee or other agent of PlanetCAD or any of our affiliated enterprises. Delaware law permits this indemnification, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of PlanetCAD and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, we maintain director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officers of PlanetCAD.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

                              PLAN OF DISTRIBUTION

     We are registering the shares offered by the selling stockholders described in this prospectus pursuant to covenants and contractual registration rights contained in certain agreements relating to registration rights, including a registration rights agreement, dated as of February 22, 2000, by and among PlanetCAD and the selling stockholders identified in this prospectus. The selling stockholders may sell all, some or none of the shares of PlanetCAD common stock offered by this prospectus from time to time directly to purchasers in one or more transactions. Sales may be made on the American Stock Exchange or in private transactions or in a combination of such methods of sale. Such transactions may be at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholder or by agreement between the stockholder and underwriters or dealers who may receive fees of commissions in connection with the sale.

     Any of the selling stockholders may from time to time offer shares of PlanetCAD common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and the purchasers of the shares for whom they may act as agent. Each selling stockholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares of PlanetCAD common stock offered by them will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. Alternatively, the selling stockholders may sell all or a portion of the shares of PlanetCAD common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the shares of PlanetCAD common stock as agent but may position and resell the block as principal to facilitate the transaction, or one or more underwritten offerings on a firm commitment or best effort basis.

     From time to time, the selling stockholders may transfer, pledge, donate or assign shares of PlanetCAD common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of the prospectus. The number of the selling stockholders' shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of PlanetCAD common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

     A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of PlanetCAD common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares of PlanetCAD common stock by such broker-dealers. In addition, the selling stockholder may, from time to time, sell short the shares of PlanetCAD common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of PlanetCAD common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

     The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of PlanetCAD common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of PlanetCAD common stock described herein, and any selling stockholder may transfer, devise or gift such securities by other means not described herein.

     We have agreed to keep the registration of the shares offered by this prospectus effective until all of the shares offered by this prospectus either
(1) may be immediately sold to the public without registration or restriction pursuant to Rule 144(k) under the Securities Act or (2) have been sold. We will pay substantially all of the expenses incurred by the selling stockholders and PlanetCAD incident to the offering and sale of the shares described herein, excluding broker's fees, underwriting discounts, commissions and similar selling expenses. These expenses may include, but are not limited to, registration, listing and qualification fees, printers and accounting fees, the fees and disbursements of our counsel, and the fees and disbursements of counsel for the selling stockholders not in excess of $15,000. Our expenses in connection with the offering and sale of these shares are expected to be $150,000. We will not receive any of the proceeds from the sale of securities by the selling stockholders. However, if one or more of the selling stockholders exercise their rights under the warrants, we could receive up to $7.8 million in gross proceeds, which represents the aggregate exercise price for all of the shares of common stock underlying the warrants. All proceeds we receive, if any, will be used for general corporate purposes.

     To the extent required, the specific shares of PlanetCAD common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

                                  LEGAL MATTERS

     Hogan & Hartson L.L.P. will pass upon certain legal matters for us regarding the validity of the PlanetCAD common stock described by and offered in connection with this prospectus.

                                     EXPERTS

     The financial statements of PlanetCAD Inc. as of December 31, 1999 and 2000 and for the years then ended, and of Prescient Technologies, Inc. as of December 31, 1999 and for the year then ended have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. It includes all amendments, exhibits and schedules. This prospectus is part of the registration statement. It does not contain all of the information that is in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding our common stock and PlanetCAD, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. We are a reporting company and have filed or intend to regularly file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Statements contained in this prospectus concerning the provision of documents filed as exhibits to the registration statement are necessarily summaries that disclose the material terms of such documents. Each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement or any other document we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room's operations. We are required to file these documents with the Securities and Exchange Commission electronically. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                              FINANCIAL STATEMENTS
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                        PAGE
                                                                                                        ----
                                               PLANETCAD INC.

Independent Auditors' Report..................................................................           F-1

Consolidated Balance Sheets, as of December 31, 1999 and 2000.................................           F-2

Consolidated Statements of Operations and Comprehensive Income (Loss),
   years ended December 31, 1999 and 2000.....................................................           F-3

Consolidated Statements of Stockholders' Equity, years ended December 31,
   1999 and 2000..............................................................................           F-4

Consolidated Statements of Cash Flows, years ended December 31,
   1999 and 2000..............................................................................           F-5

Notes to Consolidated Financial Statements....................................................           F-6

                        UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

Unaudited Pro Forma Condensed Combined Statement of Operations,
   year ended December 31, 2000 ..............................................................          F-16

Notes to Unaudited Pro Forma Condensed Combined Financial Statement ..........................          F-17

                                         PRESCIENT TECHNOLOGIES, INC.

Independent Auditors' Report .................................................................          F-18

Balance Sheets, as of December 31, 1999 and June 30, 2000 (unaudited) ........................          F-19

Statement of Operations, year ended December 31, 1999 and six months ended June 30, 1999 and
   2000 (unaudited) ..........................................................................          F-20

Statement of Stockholders' Deficit, year ended December 31, 1999 and six months ended June 30,
   2000 (unaudited)...........................................................................          F-21

Statement of Cash Flows, year ended December 31, 1999 and six months ended June 30, 1999 and
   2000 (unaudited) ..........................................................................          F-22

Notes to Financial Statements ................................................................          F-23

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
PlanetCAD Inc.:

     We have audited the accompanying consolidated balance sheets of PlanetCAD Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PlanetCAD Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                       KPMG LLP

Boulder, Colorado
March 9, 2001

                         PLANETCAD INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (AMOUNTS IN THOUSANDS, EXCEPT SHARES)

                                                                                           DECEMBER 31,
                                                                                      ----------------------
                                                                                        1999          2000
                                                                                      --------      --------

ASSETS
Current assets:
   Cash and cash equivalents ....................................................     $  1,324      $ 18,310
   Accounts receivable, net of allowance of $400 in 2000 ........................           --         1,276
   Prepaid expenses and other ...................................................           --           672
   Net assets of discontinued operations ........................................        4,936            --
                                                                                      --------      --------
       Total current assets .....................................................        6,260        20,258

Equipment, net (note 3) .........................................................           36         1,433
Net assets of discontinued operations ...........................................        1,855            --
Purchased computer software, net (note 2) .......................................           --           795
Other assets ....................................................................           --           211
                                                                                      --------      --------
           Total assets .........................................................     $  8,151      $ 22,697
                                                                                      ========      ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable .............................................................     $  1,028      $  2,474
   Accrued expenses .............................................................        1,245         2,255
   Deferred revenue .............................................................           --           637
                                                                                      --------      --------
       Total current liabilities ................................................        2,273         5,366
                                                                                      --------      --------

Stockholders' equity (note 5):
   Common stock, $.01 par value; 22,500,000 shares authorized; 9,508,179 and
   12,402,238 shares issued and outstanding in 1999
   and 2000, respectively .......................................................           95           124
   Additional paid-in capital ...................................................       25,828        35,988
   Accumulated deficit ..........................................................      (19,936)      (18,781)
   Accumulated other comprehensive loss .........................................         (109)           --
                                                                                      --------      --------
       Total stockholders' equity ...............................................        5,878        17,331
                                                                                      --------      --------
       Total liabilities and stockholders' equity ...............................     $  8,151      $ 22,697
                                                                                      ========      ========

See accompanying notes to consolidated financial statements.

                         PLANETCAD INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  -----------------------
                                                                                    1999          2000
                                                                                  --------      ---------

Revenue:
   License fees and royalties ...............................................     $    569      $  1,513
   Services .................................................................          255           587
                                                                                  --------      --------
         Total revenue ......................................................          824         2,100
                                                                                  --------      --------

Cost of sales:
   License fees and royalties ...............................................           43           818
   Services .................................................................          148           220
                                                                                  --------      --------
         Total cost of sales ................................................          191         1,038
                                                                                  --------      --------

Gross profit ................................................................          633         1,062
                                                                                  --------      --------

Operating expenses:
   Sales and marketing ......................................................          498         3,102
   Research and development .................................................        1,022         6,291
   General and administrative ...............................................          221         2,697
   Acquired in-process research and development (note 2) ....................           --           332
                                                                                  --------      --------
         Total operating expenses ...........................................        1,741        12,422

   Interest expense, net ....................................................           --           (46)
                                                                                  --------      --------

   Loss from continuing operations ..........................................       (1,108)      (11,406)
                                                                                  --------      --------

Discontinued operations:
    Loss from discontinued operations, net of income tax
      expense of $316, $246 and $28, respectively ...........................       (1,753)       (4,818)
    Gain on sale of component business, net of income tax expense of $70 ....           --        17,379
                                                                                  --------      --------
Net earnings (loss) .........................................................     $ (2,861)     $  1,155
                                                                                  ========      ========
Other comprehensive income (loss):
     Foreign currency translation adjustment ................................           35            --
                                                                                  --------      --------
          Comprehensive income (loss) .......................................     $ (2,826)     $  1,155
                                                                                  ========      ========

Earnings (loss) per common share:
    Basic and diluted income (loss) per common share:
     Continuing operations ..................................................     $  (0.12)     $  (1.00)
     Discontinued operations ................................................        (0.19)         1.10
                                                                                  --------      --------
Net earnings (loss) .........................................................     $  (0.31)     $   0.10
                                                                                  ========      ========

Basic and diluted weighted average number of common shares outstanding ......        9,345        11,439

See accompanying notes to consolidated financial statements.

                         PLANETCAD INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (AMOUNTS IN THOUSANDS, EXCEPT SHARES)

                                                                                                          Accumulated
                                                                 Common Stock    Additional                  other        Total
                                                             ------------------   paid-in   Accumulated  comprehensive stockholders'
                                                               Shares    Amount   capital     deficit    income (loss)    equity
                                                             ----------  ------  ---------- -----------  ------------- -------------

Balances at January 1, 1999 ................................  9,239,791     92     24,929      (17,075)       (144)        7,802

Exercise of common stock options and warrant  for cash .....     53,321      1         97           --          --            98
Common stock issued under employee stock purchase plan .....     21,206     --         43           --          --            43
Common stock and warrant issued in connection with Sven
   acquisition .............................................    193,861      2        759           --          --           761
Net loss ...................................................         --     --         --       (2,861)         --        (2,861)
Foreign currency translation adjustment ....................         --     --         --           --          35            35
                                                             ----------   ----    -------    ---------      ------      --------
Balances at December 31, 1999 ..............................  9,508,179     95     25,828      (19,936)       (109)        5,878

Common stock issued under employee stock purchase plan .....     71,219     --        165           --          --           165
Exercise of common stock options for cash ..................     67,284      1        203           --          --           204
Common stock and warrants issued in connection with
   Prescient acquisition ...................................    300,000      3      1,054           --          --         1,057
Common stock options issued for services ...................         --     --          2           --          --             2
Common stock and warrant issued in connection with private
   placement, net ..........................................  2,455,556     25      8,736           --          --         8,761
Net earnings ...............................................         --     --         --        1,155                     1,155
Foreign currency translation adjustment ....................         --     --         --           --         (30)          (30)
Realized foreign currency loss on sale of subsidiary .......         --     --         --           --         139           139
                                                             ----------   ----    -------    ---------      ------      --------
Balances at December 31, 2000 .............................. 12,402,238    124     35,988      (18,781)     $   --      $ 17,331
                                                             ==========   ====    =======    =========      ======      ========

See accompanying notes to consolidated financial statements.

                         PLANETCAD INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                YEAR ENDED DECEMBER 31,
                                                                                -----------------------
                                                                                   1999          2000
                                                                                ---------      --------

Cash flows from operating activities:
   Net earnings (loss) .....................................................     $ (2,861)     $  1,155
   Adjustments to reconcile net earnings (loss) to net cash
     used by operating activities:
     Gain on sale of component software division ...........................           --       (17,379)
     Realized loss on foreign currency translation .........................           --          (139)
     Depreciation and amortization .........................................          791         1,073
     Acquired in-process research and development ..........................          500           332
     Stock options issued for services .....................................           --             2
     Provision for, and write-off of, uncollectible accounts
        receivable .........................................................          383            --
     Changes in operating assets and liabilities excluding the
        effects of business combinations and sale of component
        software division:
       Accounts receivable .................................................         (558)        2,555
       Prepaid expenses and other ..........................................         (205)          (92)
       Accounts payable ....................................................          402         1,218
       Accrued expenses ....................................................          (72)          611
       Deferred revenue ....................................................           52        (1,727)
                                                                                 --------      --------
         Net cash used by operating activities .............................       (1,568)      (12,391)
                                                                                 --------      --------

Cash flows from investing activities:
   Additions to equipment ..................................................       (1,009)       (1,696)
   Additions to purchased computer software ................................         (219)         (499)
   Proceeds from sale of component software division .......................           --        18,433
   Cash paid in business combinations ......................................         (500)         (100)
                                                                                 --------      --------
         Net cash provided by investing activities .........................       (1,728)       16,138
                                                                                 --------      --------

Cash flows from financing activities:
   Proceeds from issuance of notes payable .................................           --         4,000
   Principal payments on debt ..............................................          (90)           --
   Proceeds from issuance of common stock, net .............................          141         9,130
                                                                                 --------      --------
         Net cash provided by financing activities .........................           51        13,130
                                                                                 --------      --------

Foreign currency translation adjustment affecting cash .....................           35           109
                                                                                 --------      --------

         Net increase (decrease) in cash and cash equivalents ..............       (3,210)       16,986

Cash and cash equivalents at beginning of period ...........................        4,534         1,324
                                                                                 --------      --------

Cash and cash equivalents at end of period .................................     $  1,324      $ 18,310
                                                                                 ========      ========

Supplemental cash flow information:
   Cash paid for interest ..................................................     $      5      $     35
                                                                                 ========      ========

   Cash paid for income taxes ..............................................     $    211      $     --
                                                                                 ========      ========

Supplemental disclosure of non-cash investing and financing activities:
     Common stock and warrants issued in business combination ..............     $    932      $  1,057
                                                                                 ========      ========
     Extinguishment of notes payable in conjunction with the sale
        of component software division .....................................     $     --      $  4,000
                                                                                 ========      ========

See accompanying notes to consolidated financial statements.

                         PLANETCAD INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  ORGANIZATION AND BASIS OF FINANCIAL STATEMENT PRESENTATION

     PlanetCAD Inc. (PlanetCAD or the Company) (formerly Spatial Technology Inc.) was incorporated under the laws of the State of Delaware on July 7, 1986 to design, develop, and market 3D modeling software. In November 2000, the Company's shareholders approved plans to sell the assets of its component software division to Dassault Systemes Corp. or its assignee ("Dassault") in a cash transaction for $25.0 million, subject to certain price adjustments, and amended Article I of the Company's certificate of incorporation to change its name from Spatial Technology Inc. to PlanetCAD Inc. The Company consummated the sale to Dassault and effected the name change on November 14, 2000. The net assets and results of operations of the component software business have been reclassified as discontinued operations and, accordingly, prior periods have been restated.

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

     (b)  EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed based on the weighted average number of common shares outstanding plus the dilutive effect of potential dilutive securities. For the years ended December 31, 1998, 1999 and 2000, diluted loss per share is the same as basic loss per share, as the effect of potential dilutive securities, consisting of common stock options and warrants is antidilutive. For the years ended December 31, 1999 and 2000, the number of potential dilutive securities excluded from the computation of the diluted weighted average number of common shares outstanding was 420,397 and 576,835, respectively, consisting primarily of common stock options and warrants.

     (c)  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents.

     (d)  OTHER COMPREHENSIVE INCOME OR LOSS

     Assets and liabilities of the Company's international subsidiaries are translated into U.S. dollars using current exchange rates in effect at the balance sheet date, and revenue and expense accounts are translated using a weighted average exchange rate during the period. Net exchange gains and losses resulting from such translations are included as a separate component of stockholders' equity as other comprehensive income or loss. Gains and losses from foreign currency transactions, when applicable, are included in other income (expense). There were no significant gains or losses in foreign currency transactions during the years ended December 31, 1999 and 2000. The unrealized loss was realized in conjunction with the sale of the component business.

     (e)  REVENUE RECOGNITION

     The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), which requires that revenue for licensing, selling, leasing, or otherwise marketing computer software be recognized when evidence of an arrangement exists, delivery of the product has occurred, collectibility of the related receivable is assured and the vendor's fee is fixed or determinable. In addition, revenue is recognized for the multiple elements of software arrangements based upon the vendor specific objective evidence of fair value for each element. Accordingly, revenue from products or services is

                         PLANETCAD INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recognized based upon shipment of products or performance of services. In December 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 clarifies certain provisions of SOP No. 97-2. Effective January 1, 1999, the Company adopted the provision of SOP No. 98-9, and the impact on the Company's results of operations, financial position or cash flows was not material. License fee revenue is generally recognized upon completion of a signed contract and shipment of the software assuming all other criteria for revenue recognition are met. Revenue from royalties is generally recognized upon receipt of payment. Revenue from maintenance contracts is deferred and recognized ratably over the period of the agreement. Training and consulting revenue is recognized upon completion of the training or performance of services, respectively.

     (f)  EQUIPMENT AND PURCHASED COMPUTER SOFTWARE

     Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which range from five to seven years. Purchased computer software represents software enhancements acquired from third parties, and is amortized over its estimated useful life of three to seven years, beginning when the software is incorporated into the Company's products.

     (g)  STOCK-BASED COMPENSATION

     The Company accounts for its stock-based compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations (APB 25). The Company has provided pro forma disclosures of net earnings (loss) and earnings (loss) per share as if the fair value based method of accounting for these plans, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation (SFAS 123)," had been applied.

     (h)  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company accounts for long lived assets under the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") which requires that long-lived assets and certain identifiable intangibles, including goodwill, held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to be generated by the asset are less than its carrying value. Measurement of the impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as discounted present value of expected future cash flows.

     (i)  RESEARCH AND DEVELOPMENT COSTS

     Costs to establish the technological feasibility of computer software products are expensed as incurred. Generally, products are ready for sale upon establishment of technological feasibility. Accordingly, no software development costs have been capitalized by the Company in 1999 and 2000.

     (j)  INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     (k)  DISCONTINUED OPERATIONS

     The sale of the component software division resulted in a gain of $17.4 million, net of tax. An additional $1.0 million has been placed in escrow by Dassault and will be paid to the Company on the first anniversary of the sale provided certain deliverables and general representations and warranties are satisfied. This amount is not

                         PLANETCAD INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reflected in the gain due to its uncertainty. The results of operations of the component software division through the date of the sale are shown as income
(loss) from discontinued operations in the consolidated statements of operations. The associated net assets, consisting of accounts receivable, prepaid assets, equipment, computer software and deferred revenue, have been reclassified as "Net assets of discontinued operations" in the consolidated balance sheets prior to the date of sale.

     Summary operating results of the discontinued operations were as follows:

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                 ----------------------
                                                                   1999          2000
                                                                 --------      --------

Revenue ....................................................     $ 14,076      $ 10,078
Cost of revenue ............................................          941         4,071
                                                                 --------      --------
Gross profit ...............................................       13,135         6,007

Operating expenses .........................................       14,781        10,753
                                                                 --------      --------

   Operating income (loss) from discontinued operations ....       (1,646)       (4,746)

Other income (expense), net ................................          139           (44)
                                                                 --------      --------

   Income (loss) from discontinued operations
                 before income taxes .......................       (1,507)       (4,790)

Income tax expense .........................................         (246)          (28)
                                                                 --------      --------

   Income (loss) from discontinued operations ..............     $ (1,753)     $ (4,818)
                                                                 ========      ========

(2)  ACQUISITIONS AND IN-PROCESS RESEARCH AND DEVELOPMENT

     In July 2000, the Company acquired certain assets and liabilities of Prescient Technologies, Inc. for total consideration of approximately $1.3 million, including $100,000 cash and between 300,000 and 350,000 shares of the Company's common stock, depending on the achievement of certain performance objectives. The acquisition was accounted for using the purchase method and accordingly results of the operations of Prescient have been included in the Company's financial statements from the date of acquisition. The purchase price was allocated to the assets and liabilities acquired based on their estimated fair values including $298,000 of accounts receivable, $209,000 of furniture and equipment, $174,000 of other assets, and the assumption of $493,000 of liabilities. In addition, the Company allocated $773,000 of the purchase price to software costs and other intangible assets and $332,000 to in-process research and development projects. The software costs and other intangible assets will be amortized over 3 years. The Company charged the in-process research and development to operations as of the date of acquisition as such technology had not reached technological feasibility and had no probable alternative future use by the Company.

     In June 1999, the Company acquired certain assets and liabilities of Sven Technologies, Inc. ("Sven") for total consideration of $1.4 million, including $500,000 cash and 193,861 shares of common stock and immediately exercisable warrants to purchase 250,000 shares of common stock at $12.50 per share. The acquisition was accounted for using the purchase method, and the purchase price was allocated to the assets acquired based on their estimated fair values, including $932,000 of purchased computer software and $500,000 of research and development projects. The purchased computer software is being amortized over seven years. The Company charged the in-process research and development to operations at the date of acquisition as such technology had not reached technological feasibility and had no probable alternative future use by the Company.

                         PLANETCAD INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The summary table below, prepared on an unaudited pro forma basis, combines the Company's consolidated results of operations with Prescient's results of operations as if the acquisitions took place on January 1, 1999 (in thousands, except per share data).

                                          YEAR ENDED DECEMBER 31,
                                          -----------------------
                                            1999         2000
                                           -------      -------
Revenue ..............................     $ 3,937      $ 3,124
Net loss .............................     $(7,998)     $(1,092)
Loss per share--basic and diluted ....     $ (0.82)     $  (.02)

(3)  EQUIPMENT

     Equipment consists of the following (in thousands):

                                                           DECEMBER 31,
                                                        -------------------
                                                         1999        2000
                                                        -------     -------
Computer equipment ................................     $    36     $ 1,272
Furniture and office equipment ....................          --         135
Leasehold improvements ............................          --         216
                                                        -------     -------
                                                             36       1,623
Less accumulated depreciation and amortization ....          --        (190)
                                                        -------     -------
                                                        $    36     $ 1,433
                                                        =======     =======

(4)  NOTES PAYABLE

     An acquired company had issued subordinated promissory notes to two stockholders. Each promissory note bore interest at 10% per annum, and required monthly payments of $760 through 2005. Both promissory notes were paid in full during 1999.

     In September 2000, Dassault made a loan to the Company for $2 million of the purchase price for the sale of the component software division in advance of the closing of the transaction, which amount, including accrued and unpaid interest, was repaid by the Company as an offset against the purchase price at the closing. In November 2000, Dassault advanced an additional $2 million to the Company, which was also repaid at the closing.

(5)  STOCKHOLDERS' EQUITY

     (a)  PREFERRED STOCK

     In June 1996, the Board of Directors of the Company authorized, at their discretion, the issuance of up to 2,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, and privileges of such series. As of December 31, 2000, no shares of preferred stock were outstanding.

     (b)  STOCK OPTIONS

     In November 2000, the shareholders of the Company approved the 2000 Stock Incentive Plan (2000 Plan). Up to 2,000,000 shares of common stock may be issued pursuant to the 2000 Plan. Under the 2000 Plan, the Company may issue incentive stock options, which are granted with exercise prices equal to the fair market value of the common stock on the date of grant. Vesting and option term, which may not exceed ten (10) years from the date of grant, are determined by the Board of Directors at the time of grant. As of December 31, 2000, options to purchase 500,000 shares of common stock under the 2000 Plan were outstanding at a weighted average exercise price of $1.125.

     In July 1998, the Board of Directors of the Company approved the 1998 Non-officer Stock Option Plan (1998 Plan). Up to 505,000 shares of common stock may be issued pursuant to the 1998 Plan. Under the 1998 Plan, the Company may issue nonqualified stock options, which are granted with exercise prices equal to the fair market

                         PLANETCAD INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value of the common stock on the date of grant. Vesting and option term, which may not exceed ten (10) years from the date of grant, are determined by the Board of Directors at the time of grant. As of December 31, 2000 options to purchase 586,100 shares of common stock under the 1998 Plan were outstanding at a weighted average exercise price of $3.46.

     In June 1996, the Board of Directors of the Company approved the 1996 Equity Incentive Plan (1996 Plan). Up to 1,350,000 shares of common stock may be issued pursuant to the 1996 Plan. Under the 1996 Plan the Company may issue incentive stock options and nonqualified stock options. Incentive stock options are granted with exercise prices equal to or greater than the fair market value of the common stock on the date of grant, vest over a four-year employment period, and are exercisable over a maximum ten-year employment period. The Company also grants nonqualified stock options under the 1996 Plan that vest over a four-year period or earlier upon the attainment of specific performance objectives, and are exercisable over a maximum ten-year period or upon attainment of such objectives. As of December 31, 2000 options to purchase 1,220,770 shares of common stock under the 1996 Plan were outstanding at a weighted average exercise price of $3.01.

     In June 1996, the Board of Directors approved the 1996 Non-Employee Directors' Stock Option Plan (Directors' Plan). Up to 250,000 shares of common stock may be issued pursuant to the Directors' Plan. Stock options granted under the Directors' Plan are granted with exercise prices equal to or greater than the fair market value of the common stock on the date of grant and are immediately exercisable over a ten-year period from date of grant. As of December 31, 2000, options to purchase 178,500 shares of common stock under the Directors' Plan were outstanding at a weighted average exercise price of $4.21.

     In August 1996, the Company's Board of Directors approved the termination, effective upon the initial public offering described above, of the Amended and Restated 1987 Stock Option Plan (1987 Plan). Under the 1987 Plan the Company issued incentive stock options and nonqualified stock options. Incentive stock options were granted with exercise prices equal to or greater than the fair market value of the common stock on the date of grant, vest over a four-year employment period, and are exercisable over either a five-year or ten-year employment period. The Company also granted nonqualified stock options under the 1987 Plan that vest over a four-year period or upon the attainment of specific performance objectives, and are exercisable over a five-year period or upon attainment of such objectives. As a result of such termination, no additional options may be issued under the 1987 Plan. The options to purchase 29,599 shares of common stock at a weighted average exercise price of $4.52 outstanding as of December 31, 2000 will remain exercisable until they expire or terminate pursuant to their terms.

     A summary of the status of the Company's fixed option plans as of December 31, 1999 and 2000 and changes during the years then ended is presented below:

                                                      YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                                 1999                           2000
                                        -----------------------        -----------------------
                                                      WEIGHTED                        WEIGHTED
                                                       AVERAGE                         AVERAGE
                                                      EXERCISE                        EXERCISE
                                         SHARES        PRICES           SHARES         PRICES
                                        ---------     --------         ---------      --------

Outstanding at beginning of year....    1,207,930      $ 2.78          1,773,925       $ 3.20
Granted.............................      658,811        3.93          1,394,684         3.14
Exercised...........................      (37,673)       2.59            (57,909)        3.21
Forfeited...........................      (55,143)       3.38           (594,731)        4.56
                                       ----------                     ----------
Outstanding at end of year..........    1,773,925        3.20          2,515,969         2.84
                                       ==========                     ==========

Weighted-average fair value of
 options granted during the year
 at exercise prices equal to
 market price at grant date.........   $     2.71                     $     2.84
                                       ==========                     ==========

                         PLANETCAD INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table summarizes information about fixed stock options outstanding as of December 31, 2000:

                                           OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
                          -------------------------------------------------------       --------------------------------
                                                   WEIGHTED-
                             NUMBER                 AVERAGE                                NUMBER              WEIGHTED-
                          OUTSTANDING AT           REMAINING         WEIGHTED-           EXERCISABLE            AVERAGE
     RANGE OF              DECEMBER 31,           CONTRACTUAL         AVERAGE           AT DECEMBER 31,         EXERCISE
  EXERCISE PRICES             2000                    LIFE         EXERCISE PRICE           2000                 PRICE
  ---------------         --------------          -----------      --------------       ---------------        ---------
    $1.13 - 2.00            1,049,041                 7.6              $1.60               410,751               $1.76
    $2.31 - 5.00            1,331,828                 7.9               3.59               513,589                3.48
    $5.88 - 9.50              135,100                 8.8               6.16                24,000                6.25
                            ---------                                                      -------
                            2,515,969                 8.1               2.84               948,340                3.83
                            =========                                                      =======

     The fair value of options granted during 1999 and 2000 was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999 and 2000:

                                                              1999        2000
                                                            -------      -------
Risk free interest rate..............................          6.60%        6.63%
Expected life........................................       4 years      4 years
Volatility...........................................            73%         122%

     Pro forma financial information assuming the use of SFAS 123 in accounting for stock based compensation is as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                         ------------------------
                                                          1999              2000
                                                         -------          -------
Net earnings (loss):
     As reported.................................        $(2,861)         $ 1,155
     Adjusted pro forma..........................         (4,080)             128

Basic and diluted earnings (loss) per share:
     As reported.................................        $ (0.31)         $  0.10
     Adjusted pro forma..........................          (0.44)            0.01

     In July 2000, the Company entered into a consulting agreement with Chuck Bay, a non-employee director. Under this agreement, the Company agreed to issue options to purchase an additional 65,000 shares of common stock to Mr. Bay in addition to the non-discretionary grant of options to purchase 15,000 shares of common stock. Of the additional grant, 25,000 options will vest in equal annual increments over four years, and the remaining 40,000 options will vest on the fifth anniversary of the date of the option grant. However, the Company may accelerate the vesting of the 40,000 options based on Mr. Bay's performance of strategic and financial consulting services for PlanetCAD and achieving financial milestones. The fair value of the options granted to Mr. Bay for services other than his capacity as a director is being recognized to expense over the vesting period with the final measurement of fair value occurring when the options vest.

     In November 2000 and in connection with the Dassault transaction, the Company provided early vesting of options held by employees of the component software division who were hired by Dassault if they continue to work for Dassault through November 14, 2001. The modification of the previously granted stock option awards resulted in a new measurement date but no additional compensation expense since the exercise price of the options exceeded the fair market value of the Company's common stock on the modification date.

     In December 2000, the Company entered into separation agreements with 3 former employees. The terms of these agreements included $120,000 in severance payments as well as $250,000 in a bonus payment and $250,000 in exchange for a non-competition agreement. In addition, the Company issued 101,000 non-qualified, fully vested, stock options pursuant to these agreements, priced as of their separation dates, with contractual terms ranging from five to ten years. The fair value of the options was insignificant at the date of issuance.

                         PLANETCAD INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (c)  EMPLOYEE STOCK PURCHASE PLAN

     In June 1996, the Board of Directors approved the Employee Stock Purchase Plan. Up to 300,000 shares of common stock may be issued pursuant to the plan. Employees may elect to withhold up to 15% of their compensation for the purchase of the Company's common stock. The amounts withheld are used to purchase the Company's common stock at a price equal to 85% of the fair market value of shares at the beginning or end of each purchase period. During 1999 and 2000 the Company has issued an aggregate of 71,219 shares at an average price of $2.32.

     (d)  WARRANTS

     A summary of outstanding common stock purchase warrants as of December 31, 2000 is as follows:

                        EXERCISE        EXPIRATION
    SHARES                PRICE            DATE
 ------------             -----         ----------
   166,665(a)              8.22            2001
   210,000(a)              6.50            2002
    22,500(a)              8.22            2003
   250,000(b)             12.50            2004
 1,200,000(a)              6.50            2005

----------

(a) These warrants were issued in connection with common stock transactions and were immediately exercisable.

(b) These warrants were issued in connection with the Sven acquisition, as described in note 2, and were valued using the Black-Scholes option pricing model with the following assumptions: no dividends, volatility of 68%, risk free interest of 6.60% and an expected life of two years.

(6)  TAXES

     Tax expense for 1999 is comprised solely of taxes on foreign sales.

     Income tax expense differs from the amount computed by applying the statutory federal income tax rate to loss from continuing operations before income taxes as follows (in thousands):

                                                  YEARS ENDED DECEMBER 31,
                                                  ------------------------
                                                      1999        2000
                                                    -------      -------

Expected income tax expense (benefit) .........     $  (388)     $(3,992)
Non deductible expenses, net ..................           9           20
Change in deferred tax valuation allowance ....         519        4,458
Taxes on foreign sales ........................          --           --
State taxes, net of federal benefit ...........         (40)        (409)
Research and development tax credit ...........          --           --
Adjustment of previously provided taxes .......          --           --
Other, net ....................................        (100)         (77)
                                                    -------      -------
Actual income tax expense .....................     $    --      $    --
                                                    =======      =======

                         PLANETCAD INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The tax effects of significant temporary differences that result in deferred tax assets and liabilities are as follows (in thousands):

                                                                                   DECEMBER 31,
                                                                                --------------------
                                                                                 1999         2000
                                                                                -------      -------
Accounts receivable, primarily due to differences in accounting
   for bad debts ..........................................................     $    79      $    86
Property and equipment, primarily due to differences in
   Depreciation ...........................................................         (20)        (120)
Deferred revenue, due to differences in revenue recognition for
   financial statement and income tax purposes ............................           1          220
Accrued expenses, primarily due to difference in the period of
   cognition for financial statement and income tax purposes ..............         182          248
Purchased software, primarily due to differences in carrying values
   for financial statement and income tax purposes ........................        (254)        (244)
Acquired in-process research and development, amortized for income tax
   purposes ...............................................................         172          308
Research and development and other tax credit carryforwards ...............       1,896        1,906
Net operating loss carryforwards ..........................................       6,620        5,918
                                                                                -------      -------
     Total deferred tax assets ............................................       8,676        8,322
Less valuation allowance ..................................................      (8,676)      (8,322)
                                                                                -------      -------
     Net deferred tax assets ..............................................     $    --      $    --
                                                                                =======      =======

     At December 31, 2000, the Company had net operating loss carryforwards for regular income tax purposes of approximately $13.2 million, which if not utilized expire in the years 2003 through 2019. The net operating loss carryforwards at December 31, 2000 are subject to limitation under Section 382 of the Internal Revenue Code. The Company has provided a valuation allowance for the entire deferred tax balance due to uncertainty of the realization of the asset.

     The Company also has research and development credit carryforwards for income tax purposes available totaling approximately $1,495, which if not utilized expire in the years 2003 through 2019. Approximately $284 of the total credit carryforwards is also subject to limitation under Section 382 of the Internal Revenue Code.

(7)  COMMITMENTS AND CONTINGENCIES

     The Company leases its office facilities and various office equipment under noncancelable operating leases. Future minimum rental payments on these leases are as follows (in thousands):

2001...........................................    $   577
2002...........................................        586
2003...........................................        597
2004...........................................        617
Thereafter.....................................        982
                                                   -------
      Total....................................    $ 3,359
                                                   =======

     Rent expense was approximately $555,000 and $613,000 in 1999 and 2000, respectively.

     The Company executed a long-term development agreement with Three-Space Limited, a United Kingdom corporation (TSL), in 1989 (the 1989 Development Agreement) obligating the Company to pay approximately $30,000 per month for specified research and marketing activities. In connection with the Prescient acquisition, the Company terminated the 1989 Development Agreement and entered into a Software Consulting Agreement with substantially the same financial obligation to the Company. Expenses under the 1989 Development Agreement and the software consulting agreement were approximately $398,000 and $200,000 in 1999 and 2000 respectively. In connection with the sale of the component business, the Software Consulting Agreement was assigned to Dassault.

     The Company has entered into various licensing agreements, which require the Company to pay royalties on each sale of the licensed software products. Royalty expense under these agreements is included in costs of sales and totaled approximately $349,000 and $265,000 in 1999 and 2000 respectively.

                         PLANETCAD INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)  CONCENTRATIONS OF CREDIT RISK

     The Company is exposed to potential concentrations of credit risk from its accounts receivable with its various customers. The Company's accounts receivable are from both large multinational corporate customers and smaller companies in a variety of industries, with no concentration in a single industry. However, the Company is subject to credit risk due to economic events or circumstances in the various international and domestic markets in which the Company operates. To reduce this risk, the Company evaluates the creditworthiness of its customers prior to the shipment of software or performance of services. The Company had one customer that accounted for 13% of its total revenue for the year ended December 31, 2000.

                                 PLANETCAD INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

     On July 12, 2000, the Company acquired substantially all of the net assets of Prescient Technologies, Inc. ("Prescient") for total consideration of $1.3 million, including $100,000 cash and 300,000 shares of common stock. In addition, the Company may be required to issue an additional 50,000 shares of common stock if certain performance objectives are met. The additional shares, if any, will be recorded as additional acquisition consideration at the time of issuance. The unaudited pro forma condensed combined statement of operations of the Company for the year ended December 31, 2000 assumes that the Prescient acquisition was completed on January 1, 2000 and has been derived from the historical financial statements of the Company. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma condensed combined financial statement. The unaudited pro forma condensed combined financial statement, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with the historical financial statements and the notes thereto of the Company and Prescient, which are included herein. The unaudited pro forma condensed combined financial statement is not necessarily indicative of the operating results that would have occurred had the acquisition of Prescient been completed at the beginning of the period for which the transactions have been given effect, nor the financial results of the Company in the future.

                                 PLANETCAD INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                                                                                           PRO FORMA
                                                                            PLANETCAD     PRESCIENT       ADJUSTMENTS      TOTAL
                                                                            ---------     ---------       -----------    --------

Revenue:
   License fees and royalties .........................................     $  1,513           281               --         1,794
   Services ...........................................................          587           743               --         1,330
                                                                            --------      --------         --------      --------
     Total revenue ....................................................        2,100         1,024               --         3,124
                                                                            --------      --------         --------      --------

Cost of revenue:
   License fees and royalties .........................................          818           236              129 (a)     1,183
   Services ...........................................................          220           323               --           543
                                                                            --------      --------         --------      --------
     Total cost of revenue ............................................        1,038           559              129         1,726
                                                                            --------      --------         --------      --------

Gross profit ..........................................................        1,062           465             (129)        1,398
                                                                            --------      --------         --------      --------

Operating expenses:
   Sales and marketing ................................................        3,102         1,757               --         4,859
   Research and development ...........................................        6,291           630               --         6,921
   General and administrative .........................................        2,697           267               --         2,964
   Acquired in-process research
     and development ..................................................          332            --               --           332
                                                                            --------      --------         --------      --------
     Total operating expenses .........................................       12,422         2,654               --        15,076

   Interest expense, net ..............................................          (46)           --               --           (46)
                                                                            --------      --------         --------      --------
     Loss from continuing
     operations .......................................................     $(11,406)       (2,189)            (129)      (13,724)
                                                                            ========      ========         ========      ========

Basic and diluted loss per common share from continuing operations ....     $  (1.00)                                       (1.18)

Basic and diluted weighted average number of shares outstanding .......       11,439                            157(b)     11,596

See accompanying notes to the Unaudited Pro Forma
    Condensed Combined Financial Statement.

                                 PLANETCAD INC.
       NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

     The Prescient acquisition was accounted for using the purchase method of accounting. The pro forma adjustments have been prepared on the basis of assumptions described in the following notes and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Prescient based on estimates of their fair values. In the opinion of the Company's management, all adjustments necessary to present fairly such pro forma financial information have been made based on the terms and structure of the Prescient acquisition agreement. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 has been prepared assuming the transaction occurred January 1, 2000. Prescient was acquired by the Company in July 2000. Accordingly, the results of operations of Prescient subsequent to June 30, 2000 have been included in the Company's results of operations.

     The pro forma financial statement gives effect to the following pro forma adjustments related to the Prescient acquisition:

     (a) To reflect the additional amortization of intangible assets from the Prescient acquisition for the period from January 1, 2000 through the date of acquisition. The acquisition of certain assets and liabilities of Prescient resulted in approximately $773,000 of software costs and other intangible assets, which are being amortized over their estimated useful lives of three years.

     (b) To reflect the issuance of the 300,000 shares of common stock as of January 1, 2000 through the date of acquisition.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
PlanetCAD Inc.:

     We have audited the accompanying balance sheet of Prescient Technologies, Inc. as of December 31, 1999, and the related statements of operations, stockholder's deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prescient Technologies, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


                                       KPMG LLP

Boulder, Colorado
October 6, 2000

                          PRESCIENT TECHNOLOGIES, INC.
                                 BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

ASSETS                                                  December 31,
                                                            1999      June 30, 2000
                                                        ------------  -------------
                                                                       (unaudited)
Current assets:
Trade accounts receivable, net of allowance
   for doubtful accounts of $25 in 1999 and 2000 ....     $  1,016           298
Prepaid expenses and other ..........................          280           209
                                                          --------      --------
   Total current assets .............................        1,296           507
Property and equipment, net .........................          370           209
Capitalized software development costs, net .........          715           817
                                                          --------      --------
   Total assets .....................................        2,381         1,533
                                                          ========      ========

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
Bank overdraft ......................................          130            60
Trade accounts payable ..............................          118           181
Due to affiliate, net ...............................       15,584        16,946
Accrued expenses and other liabilities ..............          322           162
Deferred revenue ....................................          490           636
                                                          --------      --------
   Total liabilities ................................       16,644        17,985
                                                          --------      --------
Stockholder's deficit
Common stock, $.01 par value, 12,000,000 shares
   authorized; 10,000,000 shares issued and
   outstanding in 1999 and 2000 .....................          100           100
Additional paid-in capital ..........................            2             2
Accumulated deficit .................................      (14,265)      (16,454)
Subscription receivable .............................         (100)         (100)
                                                          --------      --------
   Total stockholder's deficit ......................      (14,263)      (16,452)
                                                          --------      --------
Commitments and contingencies
   Total liabilities and stockholder's deficit ......     $  2,381         1,533
                                                          ========      ========

See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.
                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                            Six Months Ended June 30,
                                        Year Ended          -------------------------
                                     December 31, 1999        1999           2000
                                     -----------------      --------      -----------
                                                           (Unaudited)    (Unaudited)
Revenue:
  License fees ...................        $ 1,929               906             281
  Maintenance ....................            906               449             450
  Professional services ..........            278               179             293
                                          -------            ------          ------
     Total revenue ...............          3,113             1,534           1,024
                                          -------            ------          ------
Cost of revenue:
  License fees ...................            860               258             236
  Maintenance ....................            214                71             160
  Professional services ..........            105                44             163
                                          -------            ------          ------
     Total costs of revenue ......          1,179               373             559
                                          -------            ------          ------
     Gross profit ................          1,934             1,161             465
                                          -------            ------          ------
Operating expenses:
  Sales and marketing ............          4,279             2,123           1,757
  Research and development .......          1,701               713             630
  General and administrative .....          1,136               623             267
                                          -------            ------          ------
     Total operating expenses ....          7,116             3,459           2,654
                                          -------            ------          ------
     Net loss ....................        $(5,182)           (2,298)         (2,189)
                                          =======            ======          ======

See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.
                      STATEMENTS OF STOCKHOLDER'S DEFICIT
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    COMMON STOCK        ADDITIONAL
                                               --------------------      PAID-IN      ACCUMULATED     SUBSCRIPTION      TOTAL
                                                 SHARES      AMOUNT      CAPITAL        DEFICIT        RECEIVABLE      DEFICIT
                                               ----------    ------     ----------    -----------     ------------     --------
Balances at January 1, 1999 ..............     10,000,000     $ 100              2         (9,083)           (100)       (9,081)
Net loss .................................             --        --             --         (5,182)             --        (5,182)
                                               ----------     -----     ----------     ----------      ----------      --------
Balances at December 31, 1999 ............     10,000,000     $ 100              2        (14,265)           (100)      (14,263)
Net loss .................................             --        --             --         (2,189)             --        (2,189)
                                               ----------     -----     ----------     ----------      ----------      --------
Balances at June 30, 2000 (unaudited) ....     10,000,000     $ 100              2        (16,454)           (100)      (16,452)
                                               ==========     =====     ==========     ==========      ==========      ========

See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.
                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

Cash flows from operating activities:                                         Six Months Ended June 30,
                                                         Year Ended         -----------------------------
                                                     December 31, 1999       1999                2000
                                                     -----------------      -----               ------
                                                                         (Unaudited)         (Unaudited)
Net loss ...........................................     $(5,182)           2,298               (2,189)
Adjustments to reconcile net loss to net
   cash provided by operating activities:
   Depreciation and amortization ...................         754              365                  380
   Changes in operating assets and liabilities:
   Trade accounts receivable .......................         (11)            (208)                 718
   Prepaid expenses and other assets ...............        (160)             (43)                  71
   Trade accounts payable ..........................         (64)             (23)                  63
   Due to affiliate ................................       4,877            2,275                1,362
   Accrued expenses and other liabilities ..........         182               79                 (160)
   Deferred revenue ................................         159              253                  146
                                                         -------            -----              -------
     Net cash provided by operating activities .....         555              400                  391
                                                         -------            -----              -------
Cash flows from investing activities:
Acquisition of property and equipment ..............        (162)             (51)                 (32)
Capitalized software development costs .............        (523)            (349)                (289)
                                                         -------            -----              -------
     Net cash used by investing activities .........        (685)            (400)                (321)
                                                         -------            -----              -------
Cash flows from financing activities--
   bank overdraft ..................................         130               --                   70
                                                         -------            -----              -------
     Net decrease in cash and cash equivalents .....          --               --                   --
Cash and cash equivalents at beginning of
   period ..........................................          --               --                   --
                                                         -------            -----              -------
Cash and cash equivalents at end of period .........     $    --               --                   --
                                                         =======            =====              =======

See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  BUSINESS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

     Prescient Technologies, Inc. (Prescient or the Company) is a wholly-owned subsidiary of Stone & Webster, Incorporated, and was originally incorporated under the laws of the State of Delaware on May 6, 1992 as Stone & Webster Advanced Systems Development Services, Inc. On June 13, 1996 the incorporation was amended, changing the name to Prescient Technologies, Inc. Prescient, is a provider of engineering data quality software solutions for manufactures. The Company's engineering quality tools are used in aerospace, automotive, electronics and other discrete manufacturing industries for detecting, assessing, correcting and preventing product development problems caused by inaccurate, incomplete or inconsistent design modeling practices.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying unaudited financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the results of operations and cash flows for the six months ended June 30, 1999 and 2000, have been included. Operating results for the six months ended June 30, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year.

     (b)  PROPERTY AND EQUIPMENT

     Equipment is recorded at cost and depreciated over the useful lives of the assets, which range from two to three years. Costs of maintenance and repairs are charged to operations as incurred. Purchased computer software represents software and enhancements purchased from third parties, and is amortized over its estimated useful life of two years, beginning at purchase, or for enhancements, when the software is incorporated into the Company's products.

     (c)  CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," which provides that capitalization of costs begins when technological feasibility has been established and ceases when the product is available for general release to customers, at which time amortization begins on a product-by-product basis. Capitalized costs are amortized over the estimated useful life of the product or the ratio of the current gross revenues to the total of current and estimated total future gross revenues for the product, whichever is greater. Software development costs capitalized in the year ended December 31, 1999 and six months ended June 30, 1999 and 2000 was $523,000, $349,000 and $290,000, respectively.
Amortization of software development costs for the year ended December 31, 1999 and six months ended June 30, 1999 and 2000 was $363,000, $165,000 and $187,000,
respectively.

     (d)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, accounts payable, and accrued expenses and other liabilities. The carrying values of these financial instruments approximate fair value because of their short-term nature.

                          PRESCIENT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS

     (e)  LONG-LIVED ASSETS AND ASSETS TO BE DISPOSED OF

     In accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used in operations is generally measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amounts of the assets exceed the fair values. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

     (f)  REVENUE RECOGNITION

     The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) which requires that revenue for licensing, selling, leasing, or otherwise marketing computer software be recognized when evidence of an arrangement exists, delivery of the product has occurred, collectibility of the related receivable is assured and the vendor's fee is fixed or determinable. In addition, revenue is recognized for the multiple elements of software arrangements based upon the vendor specific objective evidence of fair value for each element. Accordingly, revenue from products or services is recognized based upon shipment of products or performance of services. In December 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 clarifies certain provisions of SOP No. 97-2, and effectively defers the required adoption of those provisions until the Company's fiscal year beginning January 1, 2000. Effective January 1, 1999, the Company adopted the provisions of SOP No. 98-9, and the impact on the Company's results of operations, financial positions or cash flows was not material. License fee revenue is recognized upon completion of a signed contract and delivery of the software. Revenue from maintenance contracts is deferred and recognized ratably over the period of the agreement. Training and consulting revenue is recognized upon completion of the training or performance of services, respectively.

     (g)  STOCK-BASED COMPENSATION

     The Company accounts for its stock-based compensation plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. Under SFAS 123, "Accounting for Stock-Based Compensation," entities are permitted to recognize as expense the fair value of all stock-based awards on the date of grant over the vesting period. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosures required by SFAS 123.

     (h)  LIQUIDITY

     The Company incurred net losses in 1999 and 2000 and has a deficit in stockholder's equity as of June 30, 2000. The net losses have primarily been funded by advances from Stone & Webster, Incorporated. These advances are reflected in the accompanying balance sheet as due to affiliate. Without advances from Stone & Webster, Incorporated, the Company would be required to obtain additional sources of financing. It is uncertain such additional sources of financing would be available to the Company.

     (i)  INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS 109, "Accounting for Income Taxes." SFAS 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

                          PRESCIENT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS

(2)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (amounts in thousands):


                                                    December 31, 1999  June 30, 2000
                                                    -----------------  -------------
                                                                        (unaudited)

Computer and office equipment .....................     $ 1,811           $ 1,811
Purchased computer software .......................         253               285
                                                        -------           -------
                                                          2,064             2,096
Less accumulated depreciation and amortization ....      (1,694)           (1,887)
                                                        -------           -------
                                                        $   370           $   209
                                                        =======           =======

(3)  STOCKHOLDER'S EQUITY

     Stock Options

     In July 1998, the Company adopted an equity incentive plan (the Plan) pursuant to which the Company's Board of Directors may issue restricted common stock and grant incentive stock options and non-statutory stock options to employees, directors and consultants. The Plan authorizes issuances and grants of options to purchase up to 1,900,000 shares of authorized but unissued common stock. Incentive and non-statutory stock options generally vest over four years and expire upon the earlier of 30 days after termination of employment or ten years from the date of grant.

     Option activity during the year ended December 31, 1999 and six months ended June 30, 2000 consisted of the following:

                                                NUMBER         WEIGHTED
                                              OF OPTIONS        AVERAGE         OPTIONS
                                              OUTSTANDING    EXERCISE PRICE    EXERCISABLE
                                              -----------    --------------    -----------

Balance at January 1, 1999 ...............      353,100          $1.50               --
Granted ..................................      456,000           1.50
Forfeited ................................     (160,700)          1.50
                                               --------
Balance at December 31, 1999 .............      648,400           1.50           52,600
Granted (unaudited) ......................           --             --
Forfeited (unaudited) ....................      (34,500)          1.50
                                               --------
Balances at June 30, 2000 (unaudited) ....      613,900           1.50           80,975
                                               ========

     The weighted average fair value of all options granted during 1999 and 2000 was $.81 per share on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no expected dividends, volatility of 25%, risk-free interest rate of approximately 6.4% and an expected life of 10 years. The remaining weighted average contractual life of options outstanding at December 31, 1999 was approximately 3 years.

     If the Company determined compensation expense based on the fair value of the options at the grant date under SFAS 123, the Company's net loss would have been approximately $5,165,000, for the year ended December 31, 1999.

     Subscription Receivable

     In July 1998, Stone & Webster, Incorporated increased its investment by subscribing to 9,990,000 shares at $.01 per share. The subscription receivable is reflected as a reduction of equity.

                          PRESCIENT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS

(4)  INCOME TAXES

     Income tax benefit relating to losses incurred differs from the amounts that would result from applying the federal statutory rate as follows for the year ended December 31, 1999 (amounts in thousands):

Expected tax benefit ................................     $(1,814)
Change in valuation allowance for
   deferred tax assets ..............................       1,779
Other, net ..........................................          35
                                                          -------
   Income tax benefit ...............................     $    --
                                                          =======

     Temporary differences that give rise to significant components of deferred tax assets and liabilities are as follows at December 31, 1999 (amounts in thousands):

Net operating loss carryforwards ....................     $ 6,457
Other, net ..........................................         201
                                                          -------
Gross deferred tax assets ...........................       6,658
Valuation allowance .................................      (6,255)
                                                          -------
Net deferred tax assets .............................         403
                                                          =======
Deferred tax liabilities -
research and development costs ......................        (403)
                                                          -------
Total deferred tax liabilities ......................     $  (403)
                                                          =======

     At December 31, 1999 and June 30, 2000, the Company had cumulative net operating loss carryforwards for income tax purposes of approximately $14,800,000 and $17,000,000, respectively, which will expire in various amounts through the year 2020, if not utilized.

     Due to the uncertainty regarding the utilization of net operating loss carryforwards, no tax benefits for losses have been recorded by the Company in any periods, and a valuation allowance has been recorded for the entire amount of the deferred tax asset.

(5)  LEASES

     The Company is obligated for payments of approximately $90,000 through December 31, 2000 for leases related to office space and equipment. Rent expense for operating leases, which is recognized using the straight-line method over the lease term, for the year ended December 31, 1999 and the six months ended June 30, 1999 and 2000 was approximately $441,000, $215,000 and $304,000, respectively.

(6)  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution 401(k) plan which covers substantially all employees and allows employee contributions of up to 15% of their compensation, subject to the maximum amount allowed under the Internal Revenue Code. The Company matches 25% of the first 1% of an employee's contribution, and may also provide a discretionary contribution each year. The Company's contributions to the Plan totaled $20,000 in 1999. In addition, the Company's employees are eligible to participate in a pension plan sponsored by Stone & Webster Incorporated. In 1999, the Company was charged $39,000 related to the plan.

                          PRESCIENT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS

(7)  REVENUE AND SIGNIFICANT CUSTOMERS

     Revenue by geographic area is summarized as follows (amounts in thousands):

                                                      Six Months Ended
                                                          June 30,
                                                    ----------------------
                             December 31, 1999       1999         2000
                             -----------------      ------     -----------
                                                 (Unaudited)   (Unaudited)
United States ..............     $2,385              1,220           940
Europe .....................        725                312            66
Asia .......................          3                  2            18
                                 ------              -----        ------
  Total ....................     $3,113              1,534        $1,024
                                 ======              =====        ======

     No individual customers accounted for greater than 10% of total revenue.

(8)  SUBSEQUENT EVENT

     On July 12, 2000, substantially all of the net assets of the Company were acquired by PlanetCAD Inc., formerly known as Spatial Technology Inc. (PlanetCAD), for $100,000 cash and 300,000 shares of the common stock of PlanetCAD. An additional 50,000 shares of PlanetCAD common stock are required to be issued if certain performance objectives are attained.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act").

     Our Bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

     In addition, our Restated Certificate of Incorporation ("Restated Certificate") provides that the liability of its directors for monetary damages will be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to planetoid and our stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to PlanetCAD, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify each such person to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgments, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which they may be made a party by reason of the fact that they are or were a director, officer, employee or other agent of PlanetCAD or any of its affiliated enterprises. Delaware law permits this indemnification, provided the person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of PlanetCAD and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, we maintain director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officers of PlanetCAD.

     At present, there is no pending litigation or proceeding involving a director or officer of PlanetCAD as to which indemnification is being sought, nor is PlanetCAD aware of any threatened litigation that may result in claims for indemnification by any officer or director.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by PlanetCAD in connection with the sale of the common stock being registered herein. All of the amounts shown are estimates except for the registration fee.

ITEM                                                AMOUNT

Registration fee                                  $2,050.77
Federal taxes                                             *
State taxes and fees                                      *
Trustees' and transfer agents' fees                       *
Printing and engraving expenses                           *
Legal fees and expenses                                   *
Listing fees                                              *
Accounting fees and expenses                              *
Miscellaneous                                             *
                                                  ---------

         Total                                            *
                                                  =========

*    To be filed by amendment.

     Pursuant to the terms of the registration rights agreement, we are obligated to pay the expenses described above, and the fees and disbursements of one counsel for the selling stockholders up to a maximum of $15,000. The selling stockholders will not be responsible for any of these expenses except to the extent that fees and disbursements for selling stockholders' counsel exceed $15,000.

RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of sales of our securities that were not registered under the Securities Act during the last three years:

     On November 14, 2000, we issued 555,556 shares of common stock to Dassault Systemes Corp. for $2,000,000 pursuant to a purchase agreement, dated as of November 14, 2000, by and between PlanetCAD and Dassault. The sale and issuance of such shares was deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Dassault represented its intention to acquire the securities for investment only. Appropriate legends are affixed to the stock certificates issued in the transaction. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

     On July 12, 2000, we issued 300,000 shares of common stock to Prescient in partial consideration for certain assets of Prescient pursuant to an asset purchase agreement, dated June 28, 2000, by and among PlanetCAD, Prescient and Stone & Webster Incorporated. Additionally, 50,000 shares of common stock were placed into escrow, pursuant to the terms of the asset purchase agreement, to be released to Prescient upon the attainment of certain performance objectives relating to the execution of certain customer contracts. The sale and issuance of such shares was deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The recipients represented their intention to acquire the securities for investment only. Appropriate legends are affixed to the stock certificates issued in such transaction. All recipients either received adequate information about PlanetCAD or had access to such information. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

     On February 22, 2000, we issued to certain private investors an aggregate of 1,900,000 shares of common stock and warrants to purchase up to 1,200,000 shares of common stock, pursuant to a stock purchase agreement by and among PlanetCAD and the investors named therein. In consideration of the issuance of such shares and warrants, we received $6,900,000. The sale and issuance of such shares and warrants was deemed to be exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. The recipients were all accredited investors and represented their intention to acquire the securities for investment purposes only. Appropriate legends are affixed to the stock certificates issued in such transaction. All recipients either received adequate information about PlanetCAD or had access to such information. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

     On June 29, 1999, we issued 193,861 shares of common stock and warrants to purchase up to 250,000 shares of Common Stock to one private investor in partial consideration for our acquisition of certain of assets of Sven Technologies, Inc. The issuance of the shares and warrants to purchase shares was deemed to be exempt from registration pursuant to Rule 506 under the Securities Act of 1933. The recipient was accredited and represented its intention to acquire the securities for investment only. Appropriate legends are affixed to the stock certificates issued in such transaction. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

     On December 23, 1998, we issued an aggregate of 1,400,000 shares of common stock in connection with the acquisition of all the outstanding capital stock of Inter Data Access, Inc. ("IDA"). The shares were issued to the stockholders of IDA pursuant to a stock purchase agreement by and among PlanetCAD, IDA and IDA stockholders. The sale and issuance of such shares was deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The recipients represented their intention to acquire the securities for investment purposes only. Appropriate legends are affixed to the stock certificates issued in such transaction. All recipients either received adequate information about PlanetCAD or had access to such information. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

EXHIBITS

  EXHIBIT
  NUMBER               DESCRIPTION
  -------              -----------
  3(i).1*              Restated Certificate of Incorporation

  3(i).2*              Certificate of Amendment to Restated Certificate of
                       Incorporation

  3(ii)*               Bylaws of the Registrant, as amended

  4.1                  Reference is made to Exhibits 3(i).1, 3(i).2 and 3(ii)

  10.1** Form of Indemnification Agreement entered into between the Registrant and its directors and officers, with related schedule

  10.2**               Investment Agreement dated August 12, 1986

  10.3**               Investors' Rights Agreement dated February 4, 1993

  10.4** 1996 Amended and Restated 1987 Stock Option Plan of the Registrant, including form of Incentive Stock Option and Nonstatutory Stock Option thereunder

  10.5** 1996 Equity Incentive Plan of the Registrant, including form of Incentive Stock Option and Nonstatutory Stock Option thereunder

  10.6** 1996 Non-Employee Directors' Stock Option Plan of the Registrant, including form of Nonstatutory Stock Option thereunder

  10.7** Employee Stock Purchase Plan of the Registrant and related offering document

  10.8** Lease Agreement between the Registrant and Flatirons Cottonwood, Inc. (formerly Cottonwood Development Partners) dated June 29, 1990, as amended

  10.9** Warrant to Purchase 33,333 shares of Next Preferred Stock issued by the Registrant to New York Life Insurance Company dated November 1, 1994

  10.10** Warrant to Purchase 66,667 shares of Next Preferred Stock issued by the Registrant to Nazem & Company II, L.P. dated November 1, 1994

  10.11** Warrant to Purchase 66,667 shares of Next Preferred Stock issued by the Registrant to Benefit Capital Management Corporation dated November 1, 1994

  10.12** Warrant to Purchase 12,500 shares of Next Preferred Stock issued by the Registrant to Benefit Capital Management Corporation dated January 2, 1996

  10.13*** Separation and Release Agreement between the Registrant and Jerry T. Sisson dated June 23, 1997

  10.14****            Software Consulting Agreement between the Registrant and
                       Three-Space Limited dated December 31, 1997

  10.15*****           Asset Purchase Agreement between the Registrant and Sven
                       Technologies, Inc., dated June 29, 1999

  10.16+ Securities Purchase Agreement between the Registrant and certain purchasers dated February 22, 2000

  10.17++ Asset Purchase Agreement among the Registrant, Prescient Technologies, Inc. and Stone and Webster dated June 28, 2000

  10.18+++             2000 Stock Incentive Plan of the Registrant

  10.19++++            Share Purchase Agreement between the Registrant and
                       Dassault Systemes Corp. dated November 14, 2000

  10.20******#         Cross License Agreement between the Registrant and
                       Dassault Systemes S.A. dated November 14, 2000

  10.21******#         Co-Branding Agreement between the Registrant and Dassault
                       Systemes S.A. dated November 14, 2000

  10.22******#         Server Software License Agreement between the Registrant
                       and Dassault Systemes S.A. dated November 14, 2000

  10.23******#         Web Services Agreement between the Registrant and
                       Dassault Systemes S.A. dated November 14, 2000

  10.24******#         Joint Software License Agreement between the Registrant
                       and Dassault Systemes S.A. dated November 14, 2000

  10.25******#         Master Software Reseller Agreement between the Registrant
                       and Dassault Systemes S.A. dated November 14, 2000

  10.26******#         IntraVISION License Agreement between the Registrant and
                       Spatial Components, LLC dated November 14, 2000

  10.27******#         Catia V5 Galaxy Program Solution Provider Agreement
                       between the Registrant and Dassault Systemes S.A. dated
                       November 14, 2000

  10.28+++ Purchase Agreement among the Registrant, Dassault Systemes Corp. and Spatial Components, LLC dated July 4, 2000

  10.29+++ Amendment No. 1 to Purchase Agreement among the Registrant, Dassault Systemes Corp. and Spatial Components, LLC dated September 2, 2000

  10.30+++++           Lease Agreement between Flatirons North, LLC and the
                       Registrant dated June 9, 2000

  10.31+++++           Agreement of Lease between OTR and the Registrant dated
                       July 28, 2000

  10.32+++++           Separation and Release Agreement between the Registrant
                       and R. Bruce Morgan dated December 28, 2000

  21.1+++++            List of Subsidiaries of the Registrant

  23.1                 Consent of KPMG LLP

  24                   Power of Attorney (included on signature page)

----------

* Incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 333-50426, filed November 21, 2000.

** Incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 333-05416-D, filed on August 12, 1996.

*** Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

**** Incorporated by reference to the Registrant's Report on Form 8-K dated January 16, 1998.

***** Incorporated by reference to the Registrant's Report on Form 8-K dated July 14, 1999.

****** Incorporated by reference to the Registrant's Report on Form 8-K/A dated April 2, 2001.

+ Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999.

++ Incorporated by reference to the Registrant's Report on Form 8-K dated October 18, 2000.

+++ Incorporated by reference to the Registrant's Definitive Proxy Statement on Schedule 14A dated October 17, 2000.

++++ Incorporated by reference to the Registrant's Report on Form 8-K dated November 21, 2000.

+++++ Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2000.

# Confidential treatment has been requested as to certain portions of exhibit. Such portions have been redacted and filed separately with the Commission.

UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

         (b) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement; and

         (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by PlanetCAD pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorized this registration statement to be signed on behalf of the undersigned, in the City of Boulder, State of Colorado, on April 24, 2001.

                            PLANETCAD INC.


                            By: /s/ JIM BRACKING
                                ------------------------------------------------
                                Jim Bracking
                                President, Chief Executive Officer and Secretary

     Each person whose signature appears below constitutes and appoints Jim Bracking and Richard M. Sowar, and each of them, with full power of substitution and resubstitution, his true and lawful attorney(s)-in-fact and agent(s), for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or the substitute of either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Issuer and in the capacities and on the dates indicated.

SIGNATURE                                TITLE                                  DATE

/s/ RICHARD M. SOWAR                     Chairman and Chief Technology          April 24, 2001
-----------------------------------      Officer
Richard M. Sowar

/s/ JIM BRACKING                         President, Chief Executive Officer,    April 24, 2001
-----------------------------------      Secretary and Director
Jim Bracking                                (Chief Accounting Officer)


/s/ PHILIP E. BARAK                      Director                               April 24, 2001
-----------------------------------
Philip E. Barak

/s/ EUGENE J. FISCHER                    Director                               April 24, 2001
-----------------------------------
Eugene J. Fischer

/s/ H. ROBERT GILL                       Director                               April 24, 2001
-----------------------------------
H. Robert Gill

/s/ M. THOMAS HULL                       Director                               April 24, 2001
-----------------------------------
M. Thomas Hull

/s/ CHUCK BAY                            Director                               April 24, 2001
-----------------------------------
Chuck Bay

                                INDEX TO EXHIBITS

  EXHIBIT
  NUMBER            DESCRIPTION
  ------            -----------

  3(i).1*           Restated Certificate of Incorporation

  3(i).2*           Certificate of Amendment to Restated Certificate of Incorporation

  3(ii)*            Bylaws of the Registrant, as amended

  4.1               Reference is made to Exhibits 3(i).1, 3(i).2 and 3(ii)

  10.1**            Form of Indemnification Agreement entered into between the Registrant and its directors and officers, with related schedule

  10.2**            Investment Agreement dated August 12, 1986

  10.3**            Investors' Rights Agreement dated February 4, 1993

  10.4**            1996 Amended and Restated 1987 Stock Option Plan of the Registrant, including form of Incentive
                    Stock Option and Nonstatutory Stock Option thereunder

  10.5**            1996 Equity Incentive Plan of the Registrant, including form of Incentive Stock Option and
                    Nonstatutory Stock Option thereunder

  10.6**            1996 Non-Employee Directors' Stock Option Plan of the Registrant, including form of Nonstatutory
                    Stock Option thereunder

  10.7**            Employee Stock Purchase Plan of the Registrant and related offering document

  10.8**            Lease Agreement between the Registrant and Flatirons Cottonwood, Inc. (formerly Cottonwood
                    Development Partners) dated June 29, 1990, as amended

  10.9**            Warrant to Purchase 33,333 shares of Next Preferred Stock issued by the Registrant to New York Life
                    Insurance Company dated November 1, 1994

  10.10**           Warrant to Purchase 66,667 shares of Next Preferred Stock issued by the Registrant to Nazem &
                    Company II, L.P. dated November 1, 1994

  10.11**           Warrant to Purchase 66,667 shares of Next Preferred Stock issued by the Registrant to Benefit
                    Capital Management Corporation dated November 1, 1994

  10.12**           Warrant to Purchase 12,500 shares of Next Preferred Stock issued by the Registrant to Benefit
                    Capital Management Corporation dated January 2, 1996

  10.13***          Separation and Release Agreement between the Registrant and Jerry T. Sisson dated June 23, 1997

  10.14****         Software Consulting Agreement between the Registrant and Three-Space Limited dated December 31, 1997

  10.15*****        Asset Purchase Agreement between the Registrant and Sven Technologies, Inc., dated June 29, 1999

  10.16+            Securities Purchase Agreement between the Registrant and certain purchasers dated February 22, 2000

  10.17++           Asset Purchase Agreement among the Registrant, Prescient Technologies, Inc. and Stone and Webster
                    dated June 28, 2000

  10.18+++          2000 Stock Incentive Plan of the Registrant

  10.19++++         Share Purchase Agreement between the Registrant and Dassault Systemes Corp. dated November 14, 2000

  10.20******#      Cross License Agreement between the Registrant and Dassault Systemes S.A. dated November 14, 2000

  10.21******#      Co-Branding Agreement between the Registrant and Dassault Systemes S.A. dated November 14, 2000

  10.22******#      Server Software License Agreement between the Registrant and Dassault Systemes S.A. dated November
                    14, 2000

  10.23******#      Web Services Agreement between the Registrant and Dassault Systemes S.A. dated November 14, 2000

  10.24******#      Joint Software License Agreement between the Registrant and Dassault Systemes S.A. dated November
                    14, 2000

  10.25******#      Master Software Reseller Agreement between the Registrant and Dassault Systemes S.A. dated November
                    14, 2000

  10.26******#      IntraVISION License Agreement between the Registrant and Spatial Components, LLC dated November 14,
                    2000

  10.27******#      Catia V5 Galaxy Program Solution Provider Agreement between the Registrant and Dassault Systemes
                    S.A. dated November 14, 2000

  10.28+++          Purchase Agreement among the Registrant, Dassault Systemes Corp. and Spatial Components, LLC dated
                    July 4, 2000

  10.29+++          Amendment No. 1 to Purchase Agreement among the Registrant, Dassault Systemes Corp. and Spatial
                    Components, LLC dated September 2, 2000

  10.30+++++        Lease Agreement between Flatirons North, LLC and the Registrant dated June 9, 2000

  10.31+++++        Agreement of Lease between OTR and the Registrant dated July 28, 2000

  10.32+++++        Separation and Release Agreement between the Registrant and R. Bruce Morgan dated December 28, 2000

  21.1+++++         List of Subsidiaries of the Registrant

  23.1              Consent of KPMG LLP

  24                Power of Attorney (included on signature page)

---------------

* Incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 333-50426, filed November 21, 2000.

** Incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 333-05416-D, filed on August 12, 1996.

*** Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

**** Incorporated by reference to the Registrant's Report on Form 8-K dated January 16, 1998.

***** Incorporated by reference to the Registrant's Report on Form 8-K dated July 14, 1999.

****** Incorporated by reference to the Registrant's Report on Form 8-K/A dated April 2, 2001.

+ Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999.

++ Incorporated by reference to the Registrant's Report on Form 8-K dated October 18, 2000.

+++ Incorporated by reference to the Registrant's Definitive Proxy Statement on Schedule 14A dated October 17, 2000.

++++ Incorporated by reference to the Registrant's Report on Form 8-K dated November 21, 2000.

+++++ Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2000.

# Confidential treatment has been requested as to certain portions of exhibit. Such portions have been redacted and filed separately with the Commission.